An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed may be obtained.

Preliminary Offering Circular

Subject to Completion. Dated _________2020

BrewBilt Manufacturing Inc.

(Exact name of issuer as specified in its charter)

Florida

(State or other jurisdiction of incorporation or organization)

www.brewbilt.com

110 Spring Hill Road #10

Grass Valley, CA 95945

530-802-5023

(Address, including zip code, and telephone number, including area code of issuer’s principal executive office)

5047	47-0990750
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Maximum offering of 10,000,000,000 Shares

This is a public offering of up to$10,000,0000 in shares of Common Stock of BrewBilt Manufacturing, Inc. at a price between $0.001 and $0.10 for a maximum between 10,000,000,000 and 100,000,000.

The offering price will be between $0.001 and $0.10, to be determined at the time of qualification. Offering price will be disclosed via a supplemental filing within 2 days of Qualification. The end date of the offering will be exactly 365 days from the date the Offering Circular is approved by the Attorney General of the state of New York (unless extended by the Company, in its own discretion, for up to another 90 days).

Our Common Stock currently trades on the OTC Pink market under the symbol “BBRW” and the closing price of our Common Stock on August 11, 2020 was $$0.00385. Our Common Stock currently trades on a sporadic and limited basis.

We are offering our shares without the use of an exclusive placement agent. However, the Company reserves the right to retain one. The proceeds will be disbursed to us and the purchased shares will be disbursed to the investors. If the offering does not close, for any reason, the proceeds for the offering will be promptly returned to investors without interest.

We expect to commence the sale of the shares within two calendar days of the date on which the Offering Statement of which this Offering Circular is qualified by the Securities Exchange Commission.

See “Risk Factors” to read about factors you should consider before buying shares of Common Stock.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

This Offering Circular is following the offering circular format described in Part II (a)(1)(ii) of Form 1-A.

Offering Circular dated _____, 2020

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Offering Circular. You must not rely on any unauthorized information or representations. This Offering Circular is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Offering Circular is current only as of its date.

i

SUMMARY

This summary highlights information contained elsewhere in this Offering Circular. This summary does not contain all of the information that you should consider before deciding to invest in our Common Stock. You should read this entire Offering Circular carefully, including the “Risk Factors” section, our historical consolidated financial statements and the notes thereto, and unaudited pro forma financial information, each included elsewhere in this Offering Circular. Unless the context requires otherwise, references in this Offering Circular to “the Company,” “we,” “us” and “our” refer to [Company]

Our Company

Located in Grass Valley, CA, BrewBilt Manufacturing, Inc. (hereinafter referred to as “Brewbilt” or the “Company”, or by words such as “we,” “us,” “our” or similar) is one of the only California companies that custom designs, hand crafts, and integrates processing, fermentation and distillation processing systems for the craft beer, cannabis and hemp industries using “Best in Class” American made components integrated with stainless steel processing vessels using only American made steel. Founded in 2014, BrewBilt has successfully grown its business by closing sales of approximately $350,000 in 2015, $900,000 in 2016, $1,500,000 in 2017, $1,800,000 in 2018 and $1,600,000 in 2019 YTD ending September 30. BrewBilt has been built by having strong relationships with local suppliers of raw materials, equipment and services in California, an aggressive referral network of satisfied customers nationwide, and an Advisory Board consisting of successful business leaders that provide valuable product feedback and business expertise to management. All BrewBilt products are designed and fabricated as “food grade” quality which enables the company to build vessels for food & beverage processing, the company is now building systems that are pharmaceutical grade for clients involved in distillation for the cannabis and hemp industries, thus making the revenue potential much greater. BrewBilt buys materials and components mostly from California suppliers which enables them to closely monitor quality, while the company’s revenues are generated from sales to customers throughout the country. The company is aggressively pursuing international orders and has held meetings with the Center for International Trade Development and U.S. Commercial Service to develop international opportunities. Presently, a great deal of sales interest is coming from Mexico, Japan, Europe and Australia. In July of 2016, BrewBilt moved from a small facility in Nevada City, CA to lease an eight thousand (8,000) square foot manufacturing facility in Grass Valley, CA. This facility was purchased by BrewBilt in January 2018 and upgraded with substantial tenant improvements. On January 21, 2020, the Company changed its name from Vet Online Supply, Inc. to Brewbilt Manufacturing, Inc. BrewBilt is prepared to expand again by leasing an additional seventy-six hundred (7,600) square feet in the same facility. BrewBilt obtains the majority of its leads through customer referrals and from online marketplaces. The company’s website is being expanded for online sales to include online educational/marketing videos that feature the company and its expanded integrated product line for the cannabis and hemp industries. BrewBilt has also created distribution sales agreements with individuals and companies to represent BrewBilt in both the domestic and international markets.

 Brewbilt designs, hand crafts, and integrates processing, fermentation, and distillation processing systems for craft beer, cannabis, and hemp industries using “Best in Class” American made components integrated with stainless steel processing vessels using only American made steel.

THE OFFERING

Common Stock we are offering	Maximum offering of 10,000,000,0000 shares at $0.001 per share or 100,000,000 at $0.10 per share

Common Stock outstanding before this Offering	509,349,138 Common Stock, par value $0.0001

Use of proceeds	The funds raised per this offering will be utilized to cover the costs of this offering and to provide working capital to obtain government licenses, purchase an extraction facility, and marketing our products. See “Use of Proceeds” for more details.

Risk Factors	See “Risk Factors” and other information appearing elsewhere in this Offering Circular for a discussion of factors you should carefully consider before deciding whether to invest in our Common Stock.

This offering is being made on a self-underwritten basis without the use of an exclusive placement agent, although the Company may choose to engage a placement agent at its sole discretion. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Management will make its best effort to fill the subscription in the state of New York. However, in the event that management is unsuccessful in raising the required funds in New York, the Company may file a post qualification amendment to include additional jurisdictions that management has determined to be in the best interest of the Company for the purpose of raising the maximum offer.

In the event that the Offering Circular is fully subscribed, any additional subscriptions shall be rejected and returned to the subscribing party along with any funds received.

In order to subscribe to purchase the shares, a prospective investor must complete a subscription agreement and send payment by check, wire transfer or ACH. Investors must answer certain questions to determine compliance with the investment limitation set forth in Regulation A Rule 251(d)(2)(i)(C) under the Securities Act of 1933, which states that in offerings such as this one, where the securities will not be listed on a registered national securities exchange upon qualification, the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth. In the case of an investor who is not a natural person, revenues or net assets for the investors’ most recently completed fiscal year are used instead.

The Company has not currently engaged any party for the public relations or promotion of this offering.

As of the date of this filing, there are no additional offers for shares, nor any options, warrants, or other rights for the issuance of additional shares except those described herein.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth in this Offering Circular, including the consolidated financial statements and the related notes, before making a decision to buy our Common Stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

This offering contains forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our customers’ or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as other sections in this prospectus, discuss the important factors that could contribute to these differences.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

This prospectus also contains market data related to our business and industry. This market data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations, financial condition and the market price of our Common Stock.

The novel coronavirus (COVID-19) pandemic may have an unexpected effect on our business, financial condition, and results of operations.

In March 2020, the World Health Organization declared COVID-19 a global pandemic, and governmental authorities around the world have implemented measures to reduce the spread of COVID-19. These measures have adversely affected workforces, customers, supply chains, consumer sentiment, economies, and financial markets, and, along with decreased consumer spending, have led to an economic downturn across many global economies.

The COVID-19 pandemic has rapidly escalated in the United States, creating significant uncertainty and economic disruption, and leading to record levels of unemployment nationally. Numerous state and local jurisdictions have imposed, and others in the future may impose, shelter-in-place orders, quarantines, shut-downs of non-essential businesses, and similar government orders and restrictions on their residents to control the spread of COVID-19. Such orders or restrictions have resulted in temporary facility closures, work stoppages, slowdowns, and travel restrictions, among other effects, thereby adversely impacting our operations. In addition, we expect to be impacted by a downturn in the United States economy, which could have an adverse impact on discretionary consumer spending and may have a significant impact on our business operations and/or our ability to generate revenues and profits.

In response to the COVID-19 disruptions, we have implemented a number of measures designed to protect the health and safety of our staff and contractors. These measures include restrictions on non-essential business travel, the institution of work-from-home policies wherever feasible and the implementation of strategies for workplace safety at our facilities that remain open. We are following the guidance from public health officials and government agencies, including implementation of enhanced cleaning measures, social distancing guidelines and wearing of masks.

The extent to which COVID-19 ultimately impacts our business, financial condition and results of operations will depend on future developments, which are highly uncertain and unpredictable, including new information which may emerge concerning the severity and duration of the COVID-19 outbreak and the effectiveness of actions taken to contain the COVID-19 outbreak or treat its impact, among others. Additionally, while the extent to which COVID-19 ultimately impacts our operations will depend on a number of factors, many of which will be outside of our control. The COVID-19 outbreak is evolving, and new information emerges daily; accordingly, the ultimate consequences of the COVID-19 outbreak cannot be predicted with certainty.

In addition to the COVID-19 disruptions possibility adversely impacting our business and financial results, they may also have the effect of heightening many of the other risks described in “Risk Factors,” including risks relating to changes due to our limited operating history; our ability to generate sufficient revenue, to generate positive cash flow; our relationships with third parties, and many other factors. We will endeavor to minimize these impacts, but there can be no assurance relative to the potential impacts that may be incurred.

There could be unidentified risks involved with an investment in our securities

The foregoing risk factors are not a complete list or explanation of the risks involved with an investment in the securities. Additional risks will likely be experienced that are not presently foreseen by the Company. Prospective investors must not construe the information provided herein as constituting investment, legal, tax or other professional advice. Before making any decision to invest in our securities, you should read this entire prospectus and consult with your own investment, legal, tax and other professional advisors. An investment in our securities is suitable only for investors who can assume the financial risks of an investment in the Company for an indefinite period of time and who can afford to lose their entire investment. The Company makes no representations or warranties of any kind with respect to the likelihood of the success or the business of the Company, the value of our securities, any financial returns that may be generated or any tax benefits or consequences that may result from an investment in the Company.

Risk Related to our Company and our Business

We lack an operating history. There is no assurance our future operations will result in profitable revenues. If we cannot generate sufficient revenues to operate profitably, our business will fail.

We were formed on May 31, 2014 as a corporation engaged in the online sale of its own holistic product line for pets. However, the Company shifted its focus to our current business and on January 21, 2020 changed our name to BrewBilt Manufacturing Inc. We have a limited operating history in our current business upon which an evaluation of our future success or failure can be made. Based on current plans, we expect to generate revenue from sales of our products. However, our revenues may not be sufficient to cover our operating costs. We cannot guarantee that we will be successful in generating significant revenues in the future. Failure to achieve a sustainable sales level will cause us to go out of business.

The Company is an “emerging growth company” under the Jumpstart Our Business Startups Act. We cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our shares of common stock less attractive to investors.

The Company is and will remain an “emerging growth company” until the earliest to occur of (a) the last day of the fiscal year during which its total annual revenues equal or exceed $1 billion (subject to adjustment for inflation), (b) the last day of the fiscal year following the fifth anniversary of its initial public offering, (c) the date on which the Company has, during the previous three-year period, issued more than $1 billion in non-convertible debt securities, or (d) the date on which the Company is deemed a “large accelerated filer” (with at least $700 million in public float) under the Securities and Exchange Act of 1934.

For so long as the Company remains an “emerging growth company” as defined in the JOBS Act, it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” as described in further detail in the risk factors below. The Company cannot predict if investors will consider its shares of common stock less attractive because our reliance on some or all of these exemptions. If some investors find the Company’s shares of common stock less attractive as a result, the trading market for its shares of common stock may be less active, and its stock price may be more volatile.

If the Company avails itself of certain exemptions from various reporting requirements, its reduced disclosure may make it more difficult for investors and securities analysts to evaluate Hygge IBC and may result in less investor confidence.

The JOBS Act is intended to reduce the regulatory burden on “emerging growth companies”. The Company meets the definition of an “emerging growth company” and so long as it qualifies as an “emerging growth company,” it will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

We are also currently a “smaller reporting company”, meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. In the event that we are still considered a “smaller reporting company”, at such time as we cease being an “emerging growth company”, we will be required to provide additional disclosure in our SEC filings. However, similar to “emerging growth companies”, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; are not required to conduct say-on-pay and frequency votes until annual meetings occurring on or after January 21, 2013; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports.

Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze the Company’s results of operations and financial prospects.

If we encounter unforeseen difficulties with our business or operations in the future that require us to obtain additional working capital, and we cannot obtain additional working capital on favorable terms, or at all, our business may suffer.

We may encounter unforeseen difficulties with our business or operations in the future that may deplete our capital resources more rapidly than anticipated. As a result, we may be required to obtain additional working capital in the future through bank credit facilities, public or private debt or equity financings, or otherwise. We have not identified other sources for additional funding and cannot be certain that additional funding will be available on acceptable terms, or at all. If we are required to raise additional working capital in the future, such financing may be unavailable to us on favorable terms, if at all, or may be dilutive to our existing stockholders. If we fail to obtain additional working capital as and when needed, such failure could have a material adverse impact on our business, results of operations and financial condition. Furthermore, such lack of funds may inhibit our ability to respond to competitive pressures or unanticipated capital needs, or may force us to reduce operating expenses, which could significantly harm the business and development of operations.

Because our independent auditors have expressed doubt as to our ability to continue as a “going concern,” as reported in their report on our financial statements, our ability to raise capital may be severely hampered. Similarly, our ability to borrow any such capital may be more expensive and difficult to obtain until this “going concern” uncertainty is resolved.

We face intense competition in our industry. If we are unable to compete successfully, our business will be seriously harmed.

Our industry is highly competitive and has low barriers to entry. Our competitors vary in size and in the variety of products they offer. Many of our current and potential competitors are well established and have longer operating histories, significantly greater financial and operational resources, and greater name and brand recognition than we have. As a result, these competitors may have greater credibility with both existing and potential customers. These competitors may be able to adapt more quickly to new or emerging industry trends and innovations and changes in customer requirements. They also may be able to offer more products and more aggressively promote and sell their products. Our competitors may also be able to support more aggressive pricing than we will be able to, which could adversely affect sales, cause us to decrease our prices to remain competitive, or otherwise reduce the overall gross profit earned on our products.

The growth of our business depends on our ability to accurately predict consumer trends, successfully introduce new products and improve existing products.

Our growth depends, in part, on our ability to successfully introduce new products and improve and reposition our existing products to meet the requirements of our customers and their needs. This, in turn, depends on our ability to predict and respond to evolving consumer trends, demands, and preferences. The development and introduction of innovative new products involves considerable costs. In addition, it may be difficult to establish new supplier relationships and determine appropriate product selection when developing a new product. Any new product may not generate sufficient customer interest and sales to become a profitable product or to cover the costs of its development and promotion and, as a result, may reduce our operating income. In addition, any such unsuccessful efforts may adversely affect our brand and reputation. If we are unable to anticipate, identify, develop, or market products that respond to changes in requirements and preferences, or if our new product introductions, or new offerings fail to gain consumer acceptance, we may be unable to grow our business as anticipated, our sales may decline and our margins and profitability may decline or not improve. As a result, our business, financial condition, and results of operations may be materially and adversely affected.

There may be decreased spending on brewing products in a challenging economic climate.

The United States and other countries have experienced and continue to experience challenging economic conditions. Our business, financial condition and results of operations may be materially adversely affected by a challenging economic climate, including adverse changes in interest rates, volatile commodity markets and inflation, contraction in the availability of credit in the market and reductions in consumer spending. In addition, a slow-down in the general economy or a shift in consumer preferences to less expensive products may result in reduced demand for our products, which may affect our profitability. A challenging economic climate may cause a decline in demand for our products, which could be disproportionate as compared to competing brands since our products command a price premium. If economic conditions result in decreased spending on our products and have a negative impact on our suppliers or distributors, our business, financial condition and results of operations may be materially adversely affected.

We May be Adversely Affected by Labour Disruptions.

Our business depends on our ability to source and distribute products in a timely manner. Labour disputes at factories, shipping ports, transportation carriers, or distribution centres create significant risks for our business, particularly if these disputes result in work slowdowns, lockouts, strikes, or other disruptions during our peak manufacturing and importing seasons, and may have a material adverse effect on our business, potentially resulting in cancelled orders by customers, unanticipated inventory accumulation, and reduced revenues and earnings.

Risks Related to the Securities Markets and Ownership of our Equity Securities

The Common Stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

The Common Stock has historically been sporadically traded on the OTC Pink Sheets, meaning that the number of persons interested in purchasing our shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

The market price for the Common Stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of revenue, which could lead to wide fluctuations in our share price. The price at which you purchase our shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.

The market for our shares of Common Stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our shares are sporadically traded. Because of this lack of liquidity, the trading of relatively small quantities of shares may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our shares is sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative investment due to, among other matters, our limited operating history and lack of revenue or profit to date, and the uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the securities of a seasoned issuer. The following factors may add to the volatility in the price of our shares: actual or anticipated variations in our quarterly or annual operating results; acceptance of our inventory of games; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our shares regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our shares will be at any time, including as to whether our shares will sustain their current market prices, or as to what effect the sale of shares or the availability of shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

The market price of our common stock may be volatile and adversely affected by several factors.

The market price of our common stock could fluctuate significantly in response to various factors and events, including, but not limited to:

●	our ability to integrate operations, technology, products, and services;

●	our ability to execute our business plan;

●	operating results below expectations;

●	our issuance of additional securities, including debt or equity or a combination thereof;

●	announcements of technological innovations or new products by us or our competitors;

●	loss of any strategic relationship;

●	industry developments, including, without limitation, changes in healthcare policies or practices;

●	economic and other external factors;

●	period-to-period fluctuations in our financial results; and

●	whether an active trading market in our common stock develops and is maintained.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock. Issuers using the Alternative Reporting standard for filing financial reports with OTC Markets are often subject to large volatility unrelated to the fundamentals of the company.

Our issuance of additional shares of Common Stock, or options or warrants to purchase those shares, would dilute your proportionate ownership and voting rights.

We are entitled under our articles of incorporation to issue up to 10,000,000,000 shares of Common Stock. We have issued and outstanding, as of the date of this prospectus, 509,349,138 shares of Common Stock. Our board may generally issue shares of Common Stock, preferred stock or options or warrants to purchase those shares, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development. It is also likely that we will issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock plans. We cannot give you any assurance that we will not issue additional shares of Common Stock, or options or warrants to purchase those shares, under circumstances we may deem appropriate at the time.

The elimination of monetary liability against our directors, officers and employees under our Articles of Incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contains provisions that eliminate the liability of our directors for monetary damages to our company and shareholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees that we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our company and shareholders.

Anti-takeover provisions may impede the acquisition of our company.

Certain provisions of the [state of inc] General Statutes have anti-takeover effects and may inhibit a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring us to negotiate with, and to obtain the approval of, our board of directors in connection with such a transaction. However, certain of these provisions may discourage a future acquisition of us, including an acquisition in which the shareholders might otherwise receive a premium for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so.

We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The stock market in general, and the shares of early stage companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of the companies involved. If these fluctuations occur in the future, the market price of our shares could fall regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. If the market price or volume of our shares suffers extreme fluctuations, then we may become involved in this type of litigation, which would be expensive and divert management’s attention and resources from managing our business.

As a public company, we may also from time to time make forward-looking statements about future operating results and provide some financial guidance to the public markets. Our management has limited experience as a management team in a public company and as a result, projections may not be made timely or set at expected performance levels and could materially affect the price of our shares. Any failure to meet published forward-looking statements that adversely affect the stock price could result in losses to investors, stockholder lawsuits or other litigation, sanctions or restrictions issued by the SEC.

Our Common Stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our Common Stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

As an issuer of “penny stock,” the protection provided by the federal securities laws relating to forward-looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

As an issuer not required to make reports to the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, holders of restricted shares may not be able to sell shares into the open market as Rule 144 exemptions may not apply.

Under Rule 144 of the Securities Act of 1933 holders of restricted shares, may avail themselves of certain exemption from registration is the holder and the issuer meet certain requirements. As a company that is not required to file reports under Section 13 or 15(d) of the Securities Exchange Act, referred to as a non-reporting company, we may not, in the future, meet the requirements for an issuer under 144 that would allow a holder to qualify for Rule 144 exemptions. In such an event, holders of restricted stock would have to utilize another exemption from registration or rely on a registration statement to be filed by the Company registered the restricted stock. Currently, the Company has no plans of filing a registration statement with the Commission.

Securities analysts may elect not to report on our Common Stock or may issue negative reports that adversely affect the stock price.

At this time, no securities analysts provide research coverage of our Common Stock, and securities analysts may not elect to provide such coverage in the future. It may remain difficult for our company, with its small market capitalization, to attract independent financial analysts that will cover our Common Stock. If securities analysts do not cover our Common Stock, the lack of research coverage may adversely affect the stock’s actual and potential market price. The trading market for our Common Stock may be affected in part by the research and reports that industry or financial analysts publish about our business. If one or more analysts elect to cover our company and then downgrade the stock, the stock price would likely decline rapidly. If one or more of these analysts cease coverage of our company, we could lose visibility in the market, which, in turn, could cause our stock price to decline. This could have a negative effect on the market price of our Common Stock.

We have not paid cash dividends in the past and do not expect to pay cash dividends in the foreseeable future. Any return on investment may be limited to the value of our Common Stock.

We have never paid cash dividends on our capital stock and do not anticipate paying cash dividends on our capital stock in the foreseeable future. The payment of dividends on our capital stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if the Common Stock price appreciates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements under the “Summary,” “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections of this Offering Circular. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described under “Risk Factors.”

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this Offering Circular describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this Offering Circular to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

●	our business’ strategies and investment policies;

●	our business’ financing plans and the availability of capital;

●	potential growth opportunities available to our business;

●	the risks associated with potential acquisitions by us;

●	the recruitment and retention of our officers and employees;

●	our expected levels of compensation;

●	the effects of competition on our business; and

●	the impact of future legislation and regulatory changes on our business.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this Offering Circular.

USE OF PROCEEDS

The following Use of Proceeds is based on estimates made by management. The Company planned the Use of Proceeds after deducting estimated offering expenses estimated to be $. Management prepared the milestones based on three levels of offering raise success: 25% of the Maximum Offering proceeds raised ($2,500,000), 50% of the Maximum Offering proceeds raised ($5,000,000), 75% of the Maximum Offering proceeds raised ($7,500,000) and the Maximum Offering proceeds raised of $10,000,000 through the offering. The costs associated with operating as a public company are included in all our budgeted scenarios and management is responsible for the preparation of the required documents to keep the costs to a minimum.

Although we have no minimum offering, we have calculated used of proceeds such that if we raise 25% of the offering is budgeted to sustain operations for a twelve-month period. 25% of the Maximum Offering is sufficient to keep the Company current with its public listing status costs with prudently budgeted funds remaining which will be sufficient to complete the development of our marketing package. If the Company were to raise 50% of the Maximum Offering, then we would be able to expand our marketing outside the US. Raising the Maximum Offering will enable the Company to implement our full business. If we begin to generate profits, we plan to increase our marketing and sales activity accordingly.

The Company intends to use the proceeds from this offering as follows:

	If 25% of the Offering is Raised	If 50% of the Offering is Raised	If 75% of the Offering is Raised	If 100% of the Offering is Raised

Cost of Offering	$55,000.00	$55,000.00	$55,000.00	$55,000.00

Net Proceeds	$2,445,000.00	$4,945,000.00	$7,445,000.00	$9,945,000.00

Accounting & Legal	$31,250.00	$62,500.00	$93,750.00	$125,000.00
Administrative	$120,000.00	$240,000.00	$360,000.00	$480,000.00
Advertising	$312,500.00	$625,000.00	$937,500.00	$1,250,000.00
Computer & Software	$21,250.00	$42,500.00	$63,750.00	$85,000.00
Sales & Marketing	$893,750.00	$1,787,500.00	$2,681,250.00	$3,575,000.00
Tools & Equipment	$687,500.00	$1,375,000.00	$2,062,500.00	$2,750,000.00
Facility Lease	$93,750.00	$187,500.00	$281,250.00	$375,000.00
Working Capital	$285,000.00	$625,000.00	$965,000.00	$1,305,000.00

TOTAL of Net Proceeds	$2,445,000.00	$4,945,000.00	$7,445,000.00	$9,945,000.00

DIVIDEND POLICY

We have not declared or paid any dividends on our Common Stock. We intend to retain earnings for use in our operations and to finance our business. Any change in our dividend policy is within the discretion of our board of directors and will depend, among other things, on our earnings, debt service and capital requirements, restrictions in financing agreements, if any, business conditions, legal restrictions and other factors that our board of directors deems relevant.

DILUTION

Purchasers of our Common Stock in this offering will experience an immediate dilution of net tangible book value per share from the public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of Common Stock and the net tangible book value per share immediately after this offering.

The following table sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing Common Stock based on the foregoing minimum and maximum offering assumptions based on an offering price of $0.001 per share. The numbers are based on the total issued and outstanding shares of Common Stock as of March 31, 2020.

		25%		50%	75%	100%
Net Value		($5,224,335.00)		($2,724,335.00)	($224,335.00)	$2,275,665.00
# Total Shares		3,009,349,138		5,509,349,138	8,009,349,138	10,509,349,138
Net Book Value Per Share	-	$0.0017	-	$0.0005	$0.0000	$0.0002
Increase in NBV/Share		$0.0134		$0.0146	$0.0151	$0.0153
Dilution to new shareholders		$0.0027		$0.0015	$0.0010	$0.0008
Percentage Dilution to New		273.60%		149.45%	102.80%	78.35%

The following table sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing Common Stock based on the foregoing minimum and maximum offering assumptions based on an offering price of $0.10 per share. The numbers are based on the total issued and outstanding shares of Common Stock as of March 31, 2020.

		25%		50.0%		75%	100%
Net Value		($5,224,335.00)		($2,724,335.00)		($224,335.00)	$2,275,665.00
# Total Shares		534,349,138		559,349,138		584,349,138	609,349,138
Net Book Value Per Share	-	$0.0098	-	$0.0049	-	$0.0004	$0.0037
Increase in NBV/Share		$0.0053		$0.0102		$0.0147	$0.0189
Dilution to new shareholders		$0.1098		$0.1049		$0.1004	$0.0963
Percentage Dilution to New		109.78%		104.87%		100.38%	96.27%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the unaudited financial statements and the notes thereto of the Company included in this Offering Circular. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” above.

Results of Operations

Results for the Year Ended December 31, 2019 as compared to the Year Ended December 31, 2018, and Three Months Ended March 31, 2020 Compared to the Three Months Ended March 31, 2019:

Revenues

The Company’s revenues for the year ended December 31, 2019 were $1,589,728 compared to $1,874,363 for the year ended December 31, 2018. The cost of sales for the respective periods were $1,209,341 and $1,464,222, resulting in gross profits of $380,387 and $410,141, respectively.

The Company’s revenues were $38,934 for the three months ended March 31, 2020 compared to $332,068 for the three months ended March 31, 2019. The decrease is due to the office closing due to COVID. The Company’s cost of sales was $21,623 for the three months ended March 31, 2020, compared to $306,970 for the three months ended March 31, 2019. The decrease was due to an increase in unfinished projects due to COVID-19.

Operating Expenses

Operating expenses consisted primarily of consulting fees, professional fees, salaries and wages, office expenses and fees associated with preparing reports and SEC filings relating to being a public company. Operating expenses for the year ended December 31, 2019, and December 31, 2018, were $974,624 and $970,565, respectively.

Operating expenses for the three months ended March 31, 2020, and March 31, 2019, were $302,492 and $287,995, respectively. The increase was primarily attributable to an increase in salaries and wages, and consulting fees.

Loss from Operations

Other income (expense) for the year ended December 31, 2019 and 2018 was $10,685,541 and $(41,162), respectively. Other income (expense) consisted primarily of gains/losses on derivative valuation, and interest expense.

Other income (expense) for the three months ended March 31, 2020 and 2019 was $(1,851,208) and $0, respectively. Other income (expense) consisted of losses on derivative valuation, and interest expense.

The loss on derivative valuation is directly attributable to the change in fair value of the derivative liability. Interest expense is primarily attributable the initial interest expense associated with the valuation of derivative instruments at issuance and the accretion of the convertible debentures over their respective terms. The variance primarily resulted from the fluctuation of the Company’s stock price which impacted the valuation of the derivative liabilities on the convertible debt.

Net Loss

Net gain for the year ended December 31, 2019 was $10,091,305, compared with a net loss of $601,586 for the year ended December 31, 2018. The net gain can be explained by the gain in fair value of the derivative instruments in the three months ended March 31, 2020.

Net loss for the three months ended March 31, 2020 was $2,136,389, compared with $262,897 for the three months ended March 31, 2019. The increased loss can be explained by the loss in fair value of the derivative instruments in the three months ended March 31, 2020.

Operating Activities

For the year ended December 31, 2019, the Company used $68,516 in operating activities compared to $45,857 provided by operating activities for the year ended December 31, 2018.

For the three months ended March 31, 2020, the Company used $235,892 in operating activities compared to $48,414 provided by operating activities for the three months ended March 31, 2019.

Investing Activities

For the years ended December 31, 2019 and December 31, 2018, the Company had cash flows from investing activities in the amount of $22,408 and $66,432 respectively, comprised of property, plant and equipment, and reductions.

For the three months ended March 31, 2020 and March 31, 2019, the Company had cash flows from investing activities in the amount of $12,403 and $14,488 respectively, comprised of property, plant and equipment, and reductions.

Financing Activities

For the year ended December 31, 2019, the Company had cash flows from financing activities of $4,267, comprised related party liabilities. For the year ended December 31, 2018, the Company had a loss in cash flows of $84,866 from financing activities, due mainly to a loss in contributed capital.

For the three months ended March 31, 2020, the Company had cash flows from financing activities of $222,665, comprised of proceeds from convertible debt and related party liabilities. For the three months ended March 31, 2019, the Company had a loss in cash flows of $22,296 from financing activities, due mainly to a loss in contributed capital.

Related Party Transactions

Mr. Jef Lewis, Chief Executive Officer, Chairman of the Board, President, Secretary, and Treasurer

On November 22, 2019, the Company appointed Jeffrey Lewis as the new Chief Executive Officer, Chairman of the Board, Corporate President, Secretary, and Treasurer of the Company. The Company and Mr. Lewis entered into an Employee Agreement that included the issuance of 1,000 Preferred Series B Control Shares, and an annual salary of $200,000. Unpaid wages will accrue interest at 6% per annum and may be converted to restricted common stock at fair market value at the time of conversion. During the three months ended March 31, 2020, the Company accrued wages of $50,000, accrued interest of $472 and made payments of $12,031.

Pursuant to the Merger Agreement, Mr. Lewis is to receive 500,000 shares of Preferred Series A shares, valued at $5,000,000. The shares are convertible pursuant the conversion rights as specified in the Articles of Incorporation and Certificate of Designation for the Company. As of December 31, 2019, the shares had not been issued, and the Company recorded a liability for unissued shares in the amount of $500, goodwill of $2,289,884 and $2,289,334 to additional paid in capital. During the three months ended March 31, 2020, the Company issued 500,000 shares of Preferred Series A to Mr. Lewis and $500 was reclassed from liabilities for unissued shares to equity.

Mr. Samuel Berry, Director

On November 22, 2019, the Company entered into a Consulting Agreement with Mr. Samuel Berry. Mr. Berry will receive an annual salary of $50,000, payable in quarterly installments at $12,500 per quarter. During the three months ended March 31, 2020, the Company accrued $12,500 in consulting fees in connection to his agreement.

Mr. Daniel Rushford, former President

During the three months ended March 31, 2020, the Company’s former President cancelled 8,008,334 shares of common stock issued to settle debt of $25,265 and $25,000 in stock based compensation pursuant to an employee agreement. The cancellation resulted in a liability of unissued shares of $25,000 and an increase in related party liabilities of $25,265.

Going Concern

The Company has experienced net losses to date, and it has not generated sufficient revenue from operations to meet our operational overhead. We will need additional working capital to service debt and for ongoing operations, which raises substantial doubt about our ability to continue as a going concern. Management of the Company is preparing a strategy to meet operational shortfalls which may include equity funding, short term or long-term financing or debt financing, to enable the Company to reach profitable operations. Historically, the Company’s sole officer and director has provided short term loans to meet working capital shortfalls. We have recently entered into financing agreements with various third parties to meet our capital needs in fiscal 2020.

The accompanying financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

Liquidity and Capital Resource

	March 31, 2020	December 31, 2019
	$	$
Current Assets	665,231	435,164
Current Liabilities	8,211,168	6,109,932
Working Capital (Deficit)	(7,545,937)	(5,674,768)

As of March 31, 2020, the Company had $620 and $1,170,672 in cash and total assets, as well as $8,870,007 in total liabilities as compared to $1,444 and $949,010 in cash and total assets, and $6,810,483 in total liabilities as of December 31, 2019. The decrease in cash was due to a decrease in customer orders. The increase in total liabilities was primarily attributed to the increase in notes payable, interest and derivative liabilities.

The Company requires additional capital to fully execute its marketing program and increase revenues. Presently we are relying on short term loans from our sole officer and director to meet operational shortfalls. There can be no assurance that continued funding will be available on satisfactory terms. We intend to raise additional capital through the sale of equity, loans or other short-term financing options.

	March 31, 2020	March 31, 2019
	$	$
Cash Flows from (used in) Operating Activities	(235,892)	48,414
Cash Flows from (used in) Investing Activities	12,403	14,488
Cash Flows from (used in) Financing Activities	222,665	(22,296)
Net Increase (decrease) in Cash During Period	(824)	40,606

During the three months ended March 31, 2020, cash used in operating activities was $(235,892) compared to $48.414 for the three months ended March 31, 2019. The variance is primarily resulted from the derivative liability fair value gain.

During the three months ended March 31, 2020 cash used in investing activities was $12,403 compared to $14,488 for the three months ended March 31, 2019. The increase in cash from financing activity primarily resulted from an increase in the proceeds from convertible debt during the three months ended March 31, 2020.

Unregistered Sales of Equity Securities and Use of Proceeds

Quarterly Issuances

During the three months ended March 31, 2020, the holders of a convertible notes converted $46,346 of principal, $26,642 of accrued interest and $8,375 in conversion fees into 32,260,676 shares of common stock. The common stock was valued at $266,927 based on the market price of the Company’s stock on the date of conversion.

In respect of the aforementioned convertible loan agreement(s) and the underlying shares, as well as shares issued to a director and consultant, the Company will claim an exemption from the registration requirements of the Securities Act of 1933, as amended, for the issuance of the shares pursuant to Section 4(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transaction does not involve a public offering, the purchasers are “accredited investors” and/or qualified institutional buyers, the purchasers have access to information about the Company and its purchase, the purchasers will take the securities for investment and not resale.

Other than as disclosed above, there were no unregistered securities to report which were sold or issued by the Company without the registration of these securities under the Securities Act of 1933 in reliance on exemptions from such registration requirements, within the period covered by this report, which have not been previously included in a Quarterly Report on Form 10-Q or a Current Report on Form 8-K.

Critical Accounting Policies and Estimates

Our financial statements and related public financial information are based on the application of generally accepted accounting principles in the United States (“GAAP”). GAAP requires the use of estimates, assumptions, judgments, and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenues and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Our significant accounting policies are summarized in Note 1 of our financial statements included in our March 31, 2020 Form 10-Q, published with the SEC on June 29, 2020. While all of these significant accounting policies impact our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause a material effect on our results of operations, financial position or liquidity for the periods presented in this report.

We recognize revenue on arrangements in accordance with FASB ASC No. 605, “Revenue Recognition”. In all cases, revenue is recognized only when the price is fixed and determinable, persuasive evidence of an arrangement exists, the service is performed, and collectability of the resulting receivable is reasonably assured.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that differ from these estimates.

Revenue Recognition and Related Allowances

The Company recognizes revenue when obligations under the terms of a contract with its customer are satisfied; generally, this occurs with the transfer of control of its products. Revenue is measured as the amount of consideration expected to be received in exchange for transferring products. If the conditions for revenue recognition are not met, the Company defers the revenue and related cost of sales until all conditions are met. As of March 31, 2020, and December 31, 2019, the Company has deferred $1,827,443 and $1,511,096, respectively, in revenue, and $143,288 and $53,038 in cost of sales, respectively, related to customer orders in progress. These amounts are recorded as billings in excess of revenues and earnings in excess of billings in the accompanying balance sheets.

Derivative Liabilities

The following table represents the Company’s derivative liability activity for the embedded conversion features for the period ending March 31, 2020 and December 31, 2019:

	March 31,	December 31,
	2020	2019
Balance, beginning of period	$2,273,269	$15,347,154
Initial recognition of derivative liability	672,749	—
Conversion of derivative instruments to Common Stock	(266,927)	(5,077)
Mark-to-Market adjustment to fair value	1,222,982	(13,068,808)
Balance, end of period	$3,902,073	$2,273,269

During the period ended March 31, 2020 and December 31, 2019, the Company recorded derivative liabilities for embedded conversion features related to convertible notes payable of $672,749 and $0, respectively.

During the period ended March 31, 2020 and December 31, 2019, in conjunction with convertible notes payable accrued interest being converted into common stock of the Company, derivative liabilities were reduced by $266,927 and $5,077, respectively.

For the period ended March 31, 2020 and December 31, 2019, the Company performed a final mark-to-market adjustment for the derivative liability related to the convertible notes and the carrying amount of the derivative liability related to the conversion feature and recognized a loss of $1,222,982 and a gain on the derivative liability valuation of $13,068,808, respectively.

The Company uses the Black-Scholes option pricing model to estimate fair value for those instruments convertible into common shares at inception, at conversion or extinguishment date, and at each reporting date. During the three months ended March 31, 2020, the company used the following assumptions in their Black-Scholes model: (1) risk free interest rate .01% - 1.61%, (2) term of 0.12 years – 4.31 years, (3) expected stock volatility of 411.61% - 2,185.95%, (4) expected dividend rate of 0%, (5) common stock price of $0.003 - $0.0373, and (6) exercise price of $0.0008 - $0.03.

These instruments were not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability, or any net investment in a foreign operation. The instruments do not qualify for hedge accounting, and as such, all future changes in the fair value will be recognized in earnings until such time as the instruments are exercised, converted, or expire.

Legal Matters

We know of no material, existing or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers, or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our company.

BUSINESS

This Prospectus includes market and industry data that we have developed from publicly available information, various industry publications and other published industry sources and our internal data and estimates. Although we believe the publications and reports are reliable, we have not independently verified the data. Our internal data, estimates and forecasts are based upon information obtained from trade and business organizations and other contacts in the market in which we operate and our management’s understanding of industry conditions.

As of the date of the preparation of this Prospectus, these and other independent government and trade publications cited herein are publicly available on the Internet without charge. Upon request, the Company will also provide copies of such sources cited herein.

Company Overview

Located in Grass Valley, CA, BrewBilt is one of the only California companies that custom designs, hand crafts, and integrates processing, fermentation and distillation processing systems for the craft beer, cannabis and hemp industries using “Best in Class” American made components integrated with stainless steel processing vessels using only American made steel. Founded in 2014, the company began in a backyard shop by Jeff Lewis with a vision of creating a profitable company in “Rural America” by hiring excellent personnel, designing and fabricating products to exceed customer’s expectations and compensating craftsmen with living wages and profit sharing to financially sustain their families within the community. Mr. Lewis has 15+ years of experience as a craft beer brewer, a custom tank/vessel designer, fabrication and integration expert and business owner who initially founded Portland Kettle Works, a nationally recognized manufacturer of craft beer brewing equipment located in the Northwest. The Company has grown from 3 employees in 2015 to 9 in 2017.

BrewBilt has been built by having strong relationships with local suppliers of raw materials, equipment and services in California, an aggressive referral network of satisfied customers nationwide, and an Advisory Board consisting of successful business leaders that provide valuable product feedback and business expertise to management. The craft brewing & spirits industries continue to grow worldwide. California is where craft brewing began and now has over 900 operating breweries – being centrally located in this booming market was a large draw for BrewBilt to locate its manufacturing facility in the Sierra foothills.

All BrewBilt products are designed and fabricated as “food grade” quality which enables the company to build vessels for food & beverage processing, the company is now building systems that are pharmaceutical grade for clients involved in distillation for the cannabis and hemp industries, thus making the revenue potential much greater. BrewBilt buys materials and components mostly from California suppliers which enables them to closely monitor quality, while the company’s revenues are generated from sales to customers throughout the country. The company is aggressively pursuing international orders and has held meetings with the Center for International Trade Development and U.S. Commercial Service to develop international opportunities. Presently, a great deal of sales interest in coming from Mexico, Japan, Europe, and Australia.

BrewBilt competes against a number of companies, most of which are selling mass produced equipment from China made from less costly inferior quality Chinese steel which often is neither food nor pharmaceutical grade quality. While this broader market is extremely competitive, there continues to be little competition and strong market demand for higher quality, custom designed, hand crafted and integrated systems that BrewBilt produces.

Company History

In July of 2016, BrewBilt moved from the small facility in Nevada City, CA to lease an eight thousand (8,000) square foot manufacturing facility in Grass Valley, CA. This facility was purchased by BrewBilt in January 2018 and upgraded with substantial tenant improvements. BrewBilt is prepared to expand again by leasing an additional seventy-six hundred (7,600) square feet in the same facility. BrewBilt obtains the majority of its leads through customer referrals and from online marketplaces. The company’s website is being expanded for online sales to include online educational/marketing videos that feature the company and its expanded integrated product line for the cannabis and hemp industries. BrewBilt has also created distribution sales agreements with individuals and companies to represent BrewBilt in both the domestic and international markets.

The former company, Vet Online Supply© continues to engage in the online sale of its own holistic product line for pets. These are holistic pet products designed to help with arthritis, compromised immune systems, stress responses, aggression and digestive issues and may also be useful in treating acute ailments like sprains and strains, torn ligaments, bone breaks and even during post-operative care to reduce swelling, pain and stiffness. The Vet Online web-based eCommerce platform will continue to offer products for the next 12 months to further evaluate the efficacy in continuing its operations within the pet industry. The website offers our existing clients the ability to purchase our products by placing their order any time of day at their convenience.

Industry Overview

In 2008, there were just over 1,500 breweries in the United States. As of late 2018, there were 7,450+ breweries in America. That’s growth of nearly 500% in ten years – for a market that had been stagnant for decades. Millennials interest in craft beer and microbreweries in a staple of its generation and the trend isn’t slowing down. From 2017 to 2018, nearly 1,000 new breweries opened in the US. Combine that with the rise of brewpubs, home-brewing kits, and the overall microbrewery culture and the numbers become even more impressive.

Recent U.S. Brewery Count

	2014	2015	2016	2017	2018	2017 to 2018	% Change
Craft	3,814	4,628	5,539	6,490	7,346	+13.2
Regional Craft Breweries	135	178	186	202	230	+13.9
Microbreweries	2,076	2,626	3,251	3,933	4,522	+15.0
Brewpubs	1,603	1,824	2,102	2,355	2,594	+10.1
Large/Non-Craft	46	44	67	106	104
Total U.S. Breweries	3,869	4,672	5,606	6,596	7,450	+12.9

Here are the leading statistics that show the explosion and continued growth of craft beer and breweries in 2019:

Overall U.S. beer volume sales were down 1% in 2018, whereas craft brewer sales continued to grow at a rate of 4% by volume, reaching 13.2% of the U.S. beer market by volume. Craft production grew the most for microbreweries.

Retail dollar sales of craft increased 7%, up to $27.6 billion, and now account for more than 24% of the $114.2 billion U.S. beer market. These statistics use the craft brewer definition of small and independent brewer.

Microbrewery Statistics

In 2018 there were 7,450 overall breweries in the US including brewpubs, microbreweries, and regional breweries. a 411% increase in overall breweries in the US. In 2018 there were 4,522 microbreweries in the US, making up nearly 61% of the total brewery market share. Since 2010, there has been a 729% increase in microbreweries in the US. In 2018, 1,049 new craft breweries opened while 219 closed. Almost a quarter of US breweries were classified as brewpubs that only brew beer for direct- to-consumer sale on brewery-restaurant premises. California has the most active breweries of any state in the US at 1,236. California also led the US in terms of total economic impact of their breweries at $7.3B. Mississippi has the fewest breweries of any state in the US at 19. Vermont has the most breweries per capita at 11.5. Vermont also produces most pints per capita at 151.2. Montana and Maine are tied at 2nd on the list of most breweries per capita at 9.6. Colorado leads the US in terms of economic impact per capita $764, with Maine in second at $667. Over 90% of Americans live within 10 miles of a craft brewery.

U.S. Craft Brewery Count by Category

Craft Beer Industry Trends and Analysis

Although the interest in the craft beer industry is far from gone, the opportunities for growth for new businesses may have already peaked. With thousands of new breweries operating across the United States and around the world, the market is becoming increasingly crowded with multiple products in all economies. Although saturation may still be sometime away, it is inevitable that there will be an increasing level of pullback that occurs as the industry matures.

The amount of deceleration that the craft beer industry experiences will likely be dependent upon how many consumers decide to shift from a macro-brewery to products to items produced by the firms which are able to survive. There is already a steep drop occurring for the largest beverage manufacturers in the sector, which means the most established names and highest quality products have an opportunity to continue growing at an impressive rate.

Industrial brewers have already taken notice of this trend. Anheuser-Busch InBev purchased Goose Island in 2011 for about $39 million, which was their first of numerous acquisitions that are similar. Large companies have numerous ways to push into the market instead of only relying on the pull of consumers.

Even then, we still anticipate a 5-year growth pattern averaging 4% annually through 2024, with the potential to extend that influence through to a 10-year forecast as well. Consumers are asking for better products with more flavor choices today, which means the craft beer industry is in the perfect position to cash in on this trend.

Recent Developments

On November 22, 2019, Vet Online Supply and Brewbilt Manufacturing (“BrewBilt”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) and completed a merger, whereby Brewbilt merged with and into Vet Online Supply, with BrewBilt remaining as the surviving entity (the “Merger”). Under U.S. generally accepted accounting principles, the merger is treated as a “reverse merger” under the purchase method of accounting, with BrewBilt as the accounting acquirer.

Pursuant with the Merger Asset Purchase Agreement, the Board of Directors has authorized that BrewBilt shall sell, assign and transfer all of its right, title and interest to its IP, fixed assets and “know how” to the Company (collectively, the “Seller’s Assets”). Vet Online Supply and BrewBilt mutually agree that BrewBilt will assign certain assets and provide the “Know-How” regarding the designing and building of the finest craft brewing equipment in the industry today. As consideration for the IP, fixed assets and the “Know -How”, the Company shall issue, or cause to be issued, $5,000,000 worth of Preferred Series A Stock (PAR $.001) within thirty (30) days from the date of the agreement. The number of Preferred Series A shares to be issued is 500,000 shares at a price of $10.00 per share and convertible pursuant the conversion rights as specified in the Articles of Incorporation and certificate of designation for VTNL. BrewBilt has designated that the said stock be issued in the name of its President, Jeffrey Lewis.

The Board of Directors dismissed Daniel Rushford as an officer and director, specifically as the Chief Executive Officer, Chairman of the Board, and Corporate (President) of the Company effective November 22, 2019. Effective November 22, 2019, Daniel Rushford will have a new revised Employment Agreement which appoints him as Manager of the CBD Pet Supply Division, a non-director/officer position which includes returning to Treasury 1,000 Preferred Series B Control Shares, and an annual salary of $36,000. Unpaid wages will accrue interest at 6% per annum and may be converted to restricted common stock at fair market value at the time of conversion.

The Board of Directors appointed Jeffrey Lewis as the new Chief Executive Officer, Chairman of the Board, Corporate President, Secretary, and Treasurer of the Company, effective November 22, 2019.

Government Regulation

Although the Company is not subject to direct governmental regulation, our customers, being in the business of spirits manufacturing and distribution may be subject to certain local, state, and federal regulations that could indirectly affect our business.

Employees

The Company currently employs 6 full-time employees and 0 part-time employees.

Property

Property and equipment consisted of the following at March 31, 2020 and December 31, 2019:

	March 31,	December 31,
	2020	2019
Computer Equipment	$18,313	$18,313
Leasehold Improvements	48,549	48,549
Machinery	250,762	250,762
Vehicles	6,717	6,717
Total	324,341	324,341
Less accumulated depreciation	(220,542)	(208,139)

Net	$103,799	$116,202

Leases

The Company adopted the new lease guidance effective January 1, 2019 using the modified retrospective transition approach, applying the new standard to all of its leases existing at the date of initial application which is the effective date of adoption. Consequently, financial information will not be updated, and the disclosures required under the new standard will not be provided for dates and periods before January 1, 2019. We elected the package of practical expedients which permits us to not reassess (1) whether any expired or existing contracts are or contain leases, (2) the lease classification for any expired or existing leases, and (3) any initial direct costs for any existing leases as of the effective date. We did not elect the hindsight practical expedient which permits entities to use hindsight in determining the lease term and assessing impairment. The adoption of the lease standard did not change our previously reported consolidated statements of operations and did not result in a cumulative catch-up adjustment to opening equity. The adoption of the new guidance resulted in the recognition of ROU assets of $423,360 and lease liabilities of $423,360.

The interest rate implicit in lease contracts is typically not readily determinable. As such, the Company utilizes its incremental borrowing rate, which is the rate incurred to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. In calculating the present value of the lease payments, the Company elected to utilize its incremental borrowing rate based on the remaining lease terms as of the January 1, 2019 adoption date.

Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives and initial direct costs incurred, if any. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Our lease has a remaining lease term of nine years.

The Company has elected the practical expedient to combine lease and non-lease components as a single component. The lease expense is recognized over the expected term on a straight-line basis. Operating leases are recognized on the balance sheet as right-of-use assets, current operating lease liabilities and non-current operating lease liabilities.

The new standard also provides practical expedients and certain exemptions for an entity’s ongoing accounting. We have elected the short-term lease recognition exemption for all leases that qualify. This means, for those leases where the initial lease term is one year or less or for which the ROU asset at inception is deemed immaterial, we will not recognize ROU assets or lease liabilities. Those leases are expensed on a straight-line basis over the term of the lease.

Operating Leases

On January 1, 2018, the Company entered into a standard office lease for approximately 8,000 square feet of space, located in the Wolf Creek Industrial Building at 110 Spring Hill Dr. #10 Grass Valley, CA 95945. The lease has a term of 10 years, from January 1, 2018 through January 1, 2028, with a monthly rent of $4,861.

ROU assets and lease liabilities related to our operating lease is as follows:

	March 31,	December 31,
	2020	2019
Right-of-use assets	$384,662	$392,664
Current lease liabilities	—	—
Non-current lease liabilities	$384,662	$392,664

MANAGEMENT

Directors of the corporation are elected by the stockholders to a term of one year and serve until a successor is elected and qualified. Officers of the corporation are appointed by the Board of Directors to a term of one year and serves until a successor is duly appointed and qualified, or until he or she is removed from office. The Board of Directors has no nominating, auditing, or compensation committees. The Board of Directors also appointed our officers in accordance with the Bylaws of the Company, and per employment agreements negotiated between the Board of Directors and the respective officer. Currently, there are no such employment agreements. Officers listed herein are employed at the whim of the Directors and state employment law, where applicable.

The name, address, age and position of our officers and directors are set forth below:

Name	Age	First Year as a Director or officer	Office(s) held
Jef Lewis	48	2019	President, Chief Executive Officer, Secretary, Treasurer, and Director

Samuel Berry	41	2019	Director

The term of office of each director of the Company ends at the next annual meeting of the Company’s stockholders or when such director’s successor is elected and qualifies. No date for the next annual meeting of stockholders is specified in the Company’s bylaws or has been fixed by the Board of Directors. The term of office of each officer of the Company ends at the next annual meeting of the Company’s Board of Directors, expected to take place immediately after the next annual meeting of stockholders, or when such officer’s successor is elected and qualifies.

Directors are entitled to reimbursement for expenses in attending meetings but receive no other compensation for services as directors. Directors who are employees may receive compensation for services other than as director. No compensation has been paid to directors for services.

Biographical Information

Mr. Jef Lewis

Jeffrey Lewis is 48 years old. As the founder of BrewBilt Manufacturing, LLC, a multiple million-dollar sales and manufacturing company, he has 15 years of experience managing engineering, design, and fabrication teams that custom design and fabricate integrated stainless steel distillation and brewing systems for the beverage, pharmaceutical, cannabis, and hemp industries. Mr. Lewis has been a part of the design team which builds CBD cold-water and alcohol -based extraction systems in the US, and as President and CEO of Brewbilt, he will continue to drive his products into both the cannabis and brewing markets.

Mr. Samuel L. Berry

As a member of the Board of Directors of the Company, Samuel Berry resides in San Diego, California. A graduate from Keene State College in New Hampshire with a Bachelor of Science, and a graduate from Florida International University with his Master of Science, Mr. Berry offers over 10 years of business experience in management related to fitness and health. Mr. Berry will take charge in new business development and oversight management for all products. More specifically, Mr. Berry will assist the Company in branding the company’s new intellectual property related to new surgical instruments and Cannabis products for future development.

Executive Compensation

Name	Year	Salary	All other compensation	Total
Jef Lewis	2019	$16,667	—	$16,667.00
	2018	—	—	—
Samuel Berry	2019	$4,167	—	$4,167.00
	2018	—	—	—

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Mr. Jef Lewis, Chief Executive Officer, Chairman of the Board, President, Secretary, and Treasurer

On November 22, 2019, the Company appointed Jeffrey Lewis as the new Chief Executive Officer, Chairman of the Board, Corporate President, Secretary, and Treasurer of the Company. The Company and Mr. Lewis entered into an Employee Agreement that included the issuance of 1,000 Preferred Series B Control Shares, and an annual salary of $200,000. Unpaid wages will accrue interest at 6% per annum and may be converted to restricted common stock at fair market value at the time of conversion. During the three months ended March 31, 2020, the Company accrued wages of $50,000, accrued interest of $472 and made payments of $12,031.

Pursuant to the Merger Agreement, Mr. Lewis is to receive 500,000 shares of Preferred Series A shares, valued at $5,000,000. The shares are convertible pursuant the conversion rights as specified in the Articles of Incorporation and Certificate of Designation for the Company. As of December 31, 2019, the shares had not been issued, and the Company recorded a liability for unissued shares in the amount of $500, goodwill of $2,289,884 and $2,289,334 to additional paid in capital. During the three months ended March 31, 2020, the Company issued 500,000 shares of Preferred Series A to Mr. Lewis and $500 was reclassed from liabilities for unissued shares to equity.

Mr. Samuel Berry, Director

On November 22, 2019, the Company entered into a Consulting Agreement with Mr. Samuel Berry. Mr. Berry will receive an annual salary of $50,000, payable in quarterly installments at $12,500 per quarter. During the three months ended March 31, 2020, the Company accrued $12,500 in consulting fees in connection to his agreement.

BENEFICIAL OWNERSHIP PRINCIPAL STOCKHOLDERS

The following table sets forth information as to the shares of Common Stock beneficially owned as of July 1, 2020, by (i) each person known to us to be the beneficial owner of more than 5% of our Common Stock; (ii) each Director; (iii) each Executive Officer; and (iv) all of our Directors and Executive Officers as a group.  Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of Common Stock shown as beneficially owned by them. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, which generally means that shares of Common Stock subject to options currently exercisable or exercisable within 60 days of the date hereof are considered to be beneficially owned, including for the purpose of computing the percentage ownership of the person holding such options, but are not considered outstanding when computing the percentage ownership of each other person. The footnotes below indicate the amount of unvested options for each person in the table. None of these unvested options vest within 60 days of the date hereof.

Shareholder	Class of Stock	No. of Shares	% of Class	Voting Rights	% of Voting Rights	% Voting Rights After Offering (Low Range)(1)	% Voting Rights Post Offering (High Range)(2)
Jef Lewis	Preferred B	1	100.00%	2,037,396,552	80.00%	80.00%	80.00%
Samuel Berry	Common	25,000	0.00%	25,000	0.00%	0.00%	0.00%
All Directors and Officers				2,037,421,552	80.00%	80.00%	80.00%

ALL BENEFICIAL OWNERS				2,037,421,552	80.00%	80.00%	80.00%

DESCRIPTION OF CAPITAL

The following summary is a description of the material terms of our capital stock and is not complete. You should also refer to our articles of incorporation, as amended and our bylaws, as amended, which are included as exhibits to the registration statement of which this Offering Circular forms a part.

Common Stock

Voting

Each holder of our Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the votes cast.  Cumulative voting for the election of directors is not permitted.

Dividends

Holders of our Common Stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available for payment, subject to the rights of holders, if any, of our preferred stock.  Any decision to pay dividends on our Common Stock will be at the discretion of our Board of Directors. Our Board of Directors may or may not determine to declare dividends in the future.  See “Dividend Policy.”  The Board’s determination to issue dividends will depend upon our profitability and financial condition, and other factors that our Board of Directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of our Common Stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full all of our debts and after the holders of all outstanding preferred stock, if any, have received their liquidation preferences in full.

Series A Convertible Preferred Stock

On July 1, 2019, the Company filed a Certificate of Amendment to increase the number of authorized Series A Preferred Stock to 30,000,000, with a par value of $0.001

Voting

The Series A Preferred Stock shall have no voting rights on corporate matters, unless and until the Series A Preferred shares are converted into Common Shares, at which time they will have the same voting rights as all Common Shareholders have.

Conversion Rights

Each share of Series A Preferred Stock shall have a value of $10 per share and will convert into common stock at the closing price of the common stock on the date of conversion.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of our Series A Preferred Stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full all of our debts and after the holders of all outstanding preferred stock, if any, have received their liquidation preferences in full.

Series B Voting Preferred Stock

On March 28, 2017, the Company filed an amendment to its articles of incorporation designating 20,000 shares of its authorized preferred stock, par value $0.001 as Series B Voting Preferred Stock.

Voting

The Series B Voting Preferred Stock shall have the right to vote the shares on any matter requiring shareholder approval on the basis of 4 times the votes of all issued and outstanding shares of common stock, as well as any issued and outstanding preferred stock.

Conversion Rights

None.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of our Series B Voting Preferred Stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full all of our debts and after the holders of all outstanding preferred stock, if any, have received their liquidation preferences in full.

Limitations on Liability and Indemnification of Officers and Directors

Florida law authorizes corporations to limit or eliminate (with a few exceptions) the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors.  Our articles of incorporation and bylaws include provisions that eliminate, to the extent allowable under Florida law, the personal liability of directors or officers for monetary damages for actions taken as a director or officer, as the case may be.  Our articles of incorporation and bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers to the fullest extent permitted by Florida law.  We are also expressly authorized to carry directors’ and officers’ insurance for our directors, officers, employees, and agents for some liabilities.  We currently maintain directors’ and officers’ insurance covering certain liabilities that may be incurred by directors and officers in the performance of their duties

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.  These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.  In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to the indemnification provisions in our articles of incorporation and bylaws.

There is currently no pending litigation or proceeding involving any of directors, officers or employees for which indemnification is sought.

Transfer Agent

V Stock Transfer LLC

Transfer Agent

18 Lafayette Place

Woodmere, NY 11598

212-828-8436

www.vstocktransfer.com

SHARE ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our Common Stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. We are unable to estimate the number of shares of Common Stock that may be sold in the future.

Upon the successful completion of this offering, we will have 10,509,349,138 outstanding shares of Common Stock if we complete the maximum offering hereunder.  All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 5% stockholders.

Rule 144

Shares of our Common Stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, any of our affiliates would be entitled to sell, without further registration, within any three-month period a number of shares that does not exceed the greater of:

●	1% of the number of shares of Common Stock then outstanding, which will equal about 105,093,491 shares if fully subscribed; or

●	the average weekly trading volume of the unrestricted Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

PLAN OF DISTRIBUTION

The Offering will be sold by our officers and directors.

This is a self-underwritten offering. This Offering Circular is part of an exemption under Regulation A that permits our officers and directors to sell the Shares directly to the public in those jurisdictions where the Offering Circular is approved, with no commission or other remuneration payable for any Shares sold. There are no plans or arrangements to enter into any contracts or agreements to sell the Shares with a broker or dealer. After the qualification by the Commission and acceptance by those states where the offering will occur, the Officer and Directors intends to advertise through personal contacts, telephone, and hold investment meetings in those approved jurisdictions only. We do not intend to use any mass-advertising methods such as the Internet or print media. Officers and Directors will also distribute the prospectus to potential investors at meetings, to their business associates and to his friends and relatives who are interested the Company as a possible investment, so long as the offering is an accordance with the rules and regulations governing the offering of securities in the jurisdictions where the Offering Circular has been approved. In offering the securities on our behalf, the Officers and Directors will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

Terms of the Offering

The Company is offering on a best-efforts, self-underwritten basis a maximum of 10,000,000,000 shares of its Common Stock. The Company will determine a final offer price within 2 days of Qualification which shall be between $0.001 and $0.10 totaling 10,000,000,000 and 100,000,000,000 shares respectively.

The Company is offering, on a best-efforts, self-underwritten basis, a maximum of 10,000,000,000 shares of its Common Stock at a fixed price to be determined upon qualification of the Form 1-A filing. The price shall be fixed for the duration of the offering, unless an amendment is properly filed with the Commission. There is no minimum investment required from any individual investor. The shares are intended to be sold directly through the efforts of our officers and directors. The shares are being offered for a period not to exceed 360 days. The offering will terminate on the earlier of: (i) the date when the sale of all shares is completed, or (ii) 360 days from the effective date of this document. For more information, see the section titled “Plan of Distribution” and “Use of Proceeds” herein.

VALIDITY OF COMMON STOCK

The validity of the securities offered hereby will be passed upon by Eilers Law Group, P.A.

EXPERTS

None

REPORTS

As a Tier 1, Regulation A filer, we are not required to file any reports.

BREWBILT MANUFACTURING INC.

FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of BrewBilt Manufacturing, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of BrewBilt Manufacturing, Inc. as of December 31, 2019 and 2018, the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ BF Borgers CPA PC

BF Borgers CPA PC

We have served as the Company’s auditor since 2015

Lakewood, CO

April 14, 2020

BREWBILT MANUFACTURING INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Audited)

	December 31,	December 31,
	2019	2018
ASSETS
Current Assets
Cash	$1,444	$43,285
Accounts receivable	323,779	987,454
Earnings in excess of billings	53,038	344,134
Inventory	47,280	35,513
Prepaid expenses	9,467	2,567
Other current assets	156	2,246
Total current assets	435,164	1,415,199

Property, plant and equipment, net	116,202	216,812
Right-of-use asset	392,664	—
Security deposit	4,980	4,980

TOTAL ASSETS	$949,010	$1,636,991

LIABILITIES
Current Liabilities:
Accounts payable	$947,655	$299,403
Accrued interest	250,592	—
Accrued liabilities	62,539	94,141
Billings in excess of revenue	1,511,096	1,905,346
Convertible notes payable, net of discount	829,384	—
Derivative liabilities	2,273,269	—
Liability for unissued shares	151,325	—
Related party liabilities	84,072	5,805
Total Current Liabilities	6,109,932	2,304,695

Long term debt	307,887	358,419
Operating lease liabilities	392,664	—

Total liabilities	6,810,483	2,663,114

Commitments and contingencies	—	—

SHAREHOLDERS’ EQUITY
Preferred stock, Series A: $0.001 par value; 30,000,000 shares authorized	400	—
400,000 shares issued and outstanding at December 31, 2019
0 shares issued and outstanding at December 31, 2018
Preferred stock, Series B: $0.001 par value; 1,000 shares authorized	1	—
1,000 shares issued and outstanding at December 31, 2019
0 shares issued and outstanding at December 31, 2018
Common stock, $0.001 par value; 5,000,000,000 authorized	10,343	—
10,343,330 shares issued and outstanding at December 31, 2019
0 shares issued and outstanding at December 31, 2018
Additional paid in capital	(15,240,774)	(303,375)
Accumulated deficit	9,368,557	(722,748)
Total Shareholders’ Equity (Deficit)	(5,861,473)	(1,026,123)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$949,010	$1,636,991

The accompanying notes are an integral part of these financial statements

BREWBILT MANUFACTURING INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Audited)

	Years ended
	December 31,	December 31,
	2019	2018
Sales	$1,589,728	$1,874,363
Cost of sales	1,209,341	1,464,222
Gross profit	380,387	410,141

Operating expenses:
Consulting fees	65,300	60,450
G&A expenses	378,147	393,746
Professional fees	15,539	22,259
Salaries and wages	515,638	494,110
Total operating expenses	974,624	970,565

Loss from operations	(594,237)	(560,424)

Other income (expense):
Debt forgiveness	3,822	—
Gain (loss) on derivative liability valuation	13,068,808	—
Gain (loss) on disposal of asset	(13,769)	—
Goodwill impairment	(2,289,884)	—
Interest expense	(83,435)	(41,162)
Total other expenses	10,685,542	(41,162)

Net income (loss) before income taxes	10,091,305	(601,586)
Income tax expense	—	—
Net income (loss)	$10,091,305	$(601,586)

Per share information
Weighted number of common shares outstanding, basic	2,827,388	—
Net income (loss) per common share	$3.56913	$—
Weighted number of common shares outstanding, diluted (1)	192,762,345	—
Net income (loss) per common share	$0.05235	$—

The accompanying notes are an integral part of these financial statements

BREWBILT MANUFACTURING INC.
CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY (DEFICIT)
For the years ended December 31, 2019 and 2018
(Audited)

	Preferred Stock		Preferred Stock				Additional		Total
	Series A		Series B		Common Stock		Paid-In	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance as of December 31, 2017	—	$—	—	$—	—	$—	$(212,704)	$(121,162)	$(333,866)

Capital contributions	—	—	—	—	—	—	47,670	—	47,670
Capital distributions	—	—	—	—	—	—	(138,341)	—	(138,341)
Net loss	—	—	—	—	—	—	—	(601,586)	(601,586)
Balance as of December 31, 2018	—	—	—	—	—	—	(303,375)	(722,748)	(1,026,123)

Capital distributions	—	—	—	—	—	—	(65,671)	—	(65,671)
Effect of reverse merger	400,000	400	1,000	1	9,943,330	9,943	(14,878,053)	—	(14,867,709)
Conversion of promissory notes to stock	—	—	—	—	400,000	400	9,000	—	9,400
Derivative settlements	—	—	—	—	—	—	(2,675)	—	(2,675)
Net profit	—	—	—	—	—	—	—	10,091,305	10,091,305
Balance as of December 31, 2019	400,000	$400	1,000	$1	10,343,330	$10,343	$(15,240,774)	$9,368,557	$(5,861,473)

The accompanying notes are an integral part of these financial statements

BREWBILT MANUFACTURING INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Audited)

	Years ended
	December 31,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$10,091,305	$(601,586)
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of convertible debt discount	15,676	—
Change in derivative liability	(13,068,808)	—
Goodwill impairment	2,289,884	—
Liability for unissued shares due to agreements	500	—
Loss on disposal of asset	13,769	—
Decrease (increase) in operating assets
Accounts receivable	663,675	(34,054)
Earnings in excess of billings	291,096	603,956
Inventory	5,608	(3,952)
Prepaid expenses	(6,900)	(6,081)
Other assets	2,246	8,807
Increase (decrease) in operating liabilities
Accounts payable	76,274	(78,439)
Accrued interest	33,594	—
Accrued liabilities	(31,653)	27,031
Earnings in excess of revenues	(394,250)	(14,272)
Long term debt	(50,532)	144,447
Net cash (used in) provided by operating activities	(68,516)	45,857

Cash flows from investing activities
Effect of reverse merger	(64,433)	—
Property, plant and equipment, additions	(20,968)	—
Property, plant and equipment, reductions	107,809	66,432
Net cash (used in) provided by investing activities	22,408	66,432

Cash flows from financing activities:
Contributed capital	—	(90,671)
Related party liabilities	4,267	5,805
Net cash (used in) provided for financing activities	4,267	(84,866)

Net increase (decrease) in cash	(41,841)	27,423

Cash, beginning of period	43,285	15,862
Cash, end of period	$1,444	$43,285

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$—	$—
Cash paid for interest	$—	$—

Schedule of non-cash investing & financing activities:
Lease adoption recognition	$423,640	$—
Stock issued for debt conversion	$1,148	$—

The accompanying notes are an integral part of these financial statements

NOTE 1 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Description of Business

Located in Grass Valley, CA, BrewBilt is one of the only California companies that custom designs, hand crafts, and integrates processing, fermentation and distillation processing systems for the craft beer, cannabis and hemp industries using “Best in Class” American made components integrated with stainless steel processing vessels using only American made steel. Founded in 2014, the company began in a backyard shop by Jeff Lewis with a vision of creating a profitable company in “Rural America” by hiring excellent personnel, designing and fabricating products to exceed customer’s expectations and compensating craftsmen with living wages and profit sharing to financially sustain their families within the community. Mr. Lewis has 15+ years of experience as a craft beer brewer, a custom tank/vessel designer, fabrication and integration expert and business owner who initially founded Portland Kettle Works, a nationally recognized manufacturer of craft beer brewing equipment located in the Northwest. The Company has grown from 3 employees in 2015 to 9 in 2017.

BrewBilt has been built by having strong relationships with local suppliers of raw materials, equipment and services in California, an aggressive referral network of satisfied customers nationwide, and an Advisory Board consisting of successful business leaders that provide valuable product feedback and business expertise to management. The craft brewing & spirits industries continue to grow worldwide. California is where craft brewing began and now has over 900 operating breweries – being centrally located in this booming market was a large draw for BrewBilt to locate its manufacturing facility in the Sierra foothills.

All BrewBilt products are designed and fabricated as “food grade” quality which enables the company to build vessels for food & beverage processing , the company is now building systems that are pharmaceutical grade for clients involved in distillation for the cannabis and hemp industries, thus making the revenue potential much greater. BrewBilt buys materials and components mostly from California suppliers which enables them to closely monitor quality, while the company’s revenues are generated from sales to customers throughout the country. The company is aggressively pursuing international orders and has held meetings with the Center for International Trade Development and U.S. Commercial Service to develop international opportunities. Presently, a great deal of sales interest in coming from Mexico, Japan, Europe and Australia.

BrewBilt competes against a number of companies, most of which are selling mass produced equipment from China made from less costly inferior quality Chinese steel which often is neither food nor pharmaceutical grade quality. While this broader market is very competitive, there continues to be little competition and strong market demand for higher quality, custom designed, hand crafted and integrated systems that BrewBilt produces.

In July of 2016, BrewBilt moved from the small facility in Nevada City, CA to lease an eight thousand (8,000) square foot manufacturing facility in Grass Valley, CA. This facility was purchased by BrewBilt in January 2018 and upgraded with substantial tenant improvements. BrewBilt is prepared to expand again by leasing an additional seventy-six hundred (7,600) square feet in the same facility. BrewBilt obtains the majority of its leads through customer referrals and from online marketplaces. The company’s website is being expanded for online sales to include online educational/marketing videos that feature the company and its expanded integrated product line for the cannabis and hemp industries. BrewBilt has also created distribution sales agreements with individuals and companies to represent BrewBilt in both the domestic and international markets.

The former company, Vet Online Supply Inc. (the “Company”), a Florida corporation, was incorporated on May 31, 2014. Vet Online Supply Inc. manufactured and distributed wholistic CBD based pet products. On November 22, 2019, Vet Online Supply and Brewbilt Manufacturing (“BrewBilt”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) and completed a merger, whereby Brewbilt merged with and into Vet Online Supply, with BrewBilt remaining as the surviving entity (the “Merger”). Under U.S. generally accepted accounting principles, the merger is treated as a “reverse merger” under the purchase method of accounting, with BrewBilt as the accounting acquirer.

Financial Statement Presentation

The audited financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Fiscal year end

The Company has selected December 31 as its fiscal year end.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that differ from these estimates.

Cash Equivalents

The Company considers all highly liquid investments with maturities of 90 days or less from the date of purchase to be cash equivalents.

 Revenue Recognition and Related Allowances

The Company recognizes revenue when obligations under the terms of a contract with its customer are satisfied; generally, this occurs with the transfer of control of its products. Revenue is measured as the amount of consideration expected to be received in exchange for transferring products. If the conditions for revenue recognition are not met, the Company defers the revenue and related cost of sales until all conditions are met. As of December 31, 2019 and December 31, 2018, the Company has deferred $1,511,096 and $1,905,346, respectively, in revenue, and $53,038 and $344,134 in cost of sales, respectively, related to customer orders in progress. These amounts are recorded as billings in excess of revenues and earnings in excess of billings in the accompanying balance sheets.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are stated at the amount that management expects to collect from outstanding balances. Bad debts and allowances are provided based on historical experience and management’s evaluation of outstanding accounts receivable. Management evaluates past due or delinquency of accounts receivable based on the open invoices aged on due date basis. The allowance for doubtful accounts at December 31, 2019 and 2018 is $0.

Inventories

Inventories consist of raw materials, work in process and finished goods. Raw materials, which principally consist of raw stainless steel, raw stainless tubing, motors, pumps, and fittings, are stated at the lower of cost, determined on the first-in, first-out basis, or net realizable value.

In addition, the Company is a manufacturer of premium CBD infused holistic pet products and as such will maintain inventory on site. The company directly drop ships to customers when ordered. The Company has wholesale distributors that purchase products in bulk inventory.

Goodwill

The excess of the cost over the fair value of net assets of acquired in the Merger is recorded as goodwill. Goodwill is not subject to amortization, but is reviewed for impairment annually, or more frequently whenever events or changes in circumstances indicate the carrying value of goodwill may not be recoverable. An impairment charge would be recorded to the extent the carrying value of goodwill exceeds its estimated fair value. The testing of goodwill under established guidelines for impairment requires significant use of judgment and assumptions. Changes in forecasted operations and other assumptions could materially affect the estimated fair values. Changes in business conditions could potentially require adjustments to these asset valuations. At December 31, 2019, the Company reviewed the goodwill recorded in the Merger and determined that an impairment expense of $2,289,884 was required.

Warranty

The Company is a manufacturer of products which are shipped to our customers directly from the Company. For products that are made from raw materials, the Company offers a 6-year limited warranty. The parts provided by outside vendors as finished goods that are added to a system produced by the Company as components, have a manufacturers’ warranty that is passed on to the end user of the complete system. To date, BrewBilt has spent less than $5,000 over the past 5 years for repairs (under warranty) on products they have built, with most of the costs going to cover travel and lodging expenses. As of December 31, 2019 and December 31, 2018, the Company has recorded a liability of $5,000 and $5,000, respectively, for warranties, which is included in accrued liabilities in the accompanying balance sheet.

Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses are carried at amortized cost and represent liabilities for goods and services provided to the Company prior to the end of the fiscal year that are unpaid and arise when the Company becomes obliged to make future payments in respect of the purchase of these goods and services.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity. In addition, the fair value of liabilities should include consideration of non-performance risk including our own credit risk.

In addition to defining fair value, the standard expands the disclosure requirements around fair value and establishes a fair value hierarchy for valuation inputs is expanded. The hierarchy prioritizes the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market. Each fair value measurement is reported in one of the three levels and which is determined by the lowest level input that is significant to the fair value measurement in its entirety.

These levels are:

Level 1 - inputs are based upon unadjusted quoted prices for identical instruments traded in active markets.

Level 2 - inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, discounted cash flow models, and similar techniques.

Financial assets and liabilities measured at fair value on a recurring basis:

	Input	December 31, 2019	December 31, 2018
	Level	Fair Value	Fair Value
Derivative Liability	3	$2,273,269	$0
Total Financial Liabilities		$2,273,269	$0

In management’s opinion, the fair value of convertible notes payable and advances payable is approximate to carrying value as the interest rates and other features of these instruments approximate those obtainable for similar instruments in the current market. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, exchange or credit risks arising from these financial instruments. As December 31, 2019 and December 31, 2018, the balances reported for cash, accounts receivable, prepaid expenses, accounts payable, and accrued liabilities, approximate the fair value because of their short maturities.

Income Taxes

The Company records deferred taxes in accordance with FASB ASC No. 740, Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rules on deferred tax assets and liabilities is recognized in operations in the year of change. A valuation allowance is recorded when it is “more likely-than-not” that a deferred tax asset will not be realized.

As of the date of this filing, the Company is current in filing their tax returns. The last return filed by the Company was December 31, 2018, and the Company has not accrued any potential penalties or interest from that period forward.

Basic and Diluted Loss Per Share

In accordance with ASC Topic 280 – “Earnings Per Share”, the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which replaces existing revenue recognition guidance. The updated guidance requires companies to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, the new standard requires that reporting companies disclose the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The Company adopted the standard on January 1, 2018, using a modified retrospective approach, with the cumulative effect of initially applying the standard recognized in retained earnings at the date of adoption.

In February 2016, the FASB issued ASU 2016-02 (ASC Topic 842), Leases. The ASU amends a number of aspects of lease accounting, including requiring lessees to recognize operating leases with a term greater than one year on their balance sheet as a right-of-use asset and corresponding lease liability, measured at the present value of the lease payments. The amendments in this ASU are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. The Company adopted the new lease guidance effective January 1, 2019.

NOTE 2 – GOING CONCERN

The Company has experienced net losses to date, and it has not generated sufficient revenue from operations to meet our operational overhead. We will need additional working capital to service debt and for ongoing operations, which raises substantial doubt about our ability to continue as a going concern. Management of the Company is preparing a strategy to meet operational shortfalls which may include equity funding, short term or long-term financing or debt financing, to enable the Company to reach profitable operations. Historically, the Company’s sole officer and director has provided short term loans to meet working capital shortfalls. We have recently entered into financing agreements with various third parties to meet our capital needs in fiscal 2020.

The accompanying financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

NOTE 3 – MERGER TRANSACTION

On November 22, 2019, Vet Online Supply and Brewbilt Manufacturing (“BrewBilt”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) and completed a merger, whereby Brewbilt merged with and into Vet Online Supply, with BrewBilt remaining as the surviving entity (the “Merger”). Under U.S. generally accepted accounting principles, the merger is treated as a “reverse merger” under the purchase method of accounting, with BrewBilt as the accounting acquirer.

Pursuant with the Merger Asset Purchase Agreement, the Board of Directors has authorized that BrewBilt shall sell, assign and transfer all of its right, title and interest to its IP, fixed assets and “know how” to the Company (collectively, the “Seller’s Assets”). Vet Online Supply and BrewBilt mutually agree that BrewBilt will assign certain assets and provide the “Know-How” regarding the designing and building of the finest craft brewing equipment in the industry today. As consideration for the IP, fixed assets and the “Know -How”, the Company shall issue, or cause to be issued, $5,000,000 worth of Preferred Series A Stock (PAR $.001) within thirty (30) days from the date of the agreement. The number of Preferred Series A shares to be issued is 500,000 shares at a price of $10.00 per share and convertible pursuant the conversion rights as specified in the Articles of Incorporation and certificate of designation for VTNL. BrewBilt has designated that the said stock be issued in the name of its President, Jeffrey Lewis.

The Board of Directors dismissed Daniel Rushford as an officer and director, specifically as the Chief Executive Officer, Chairman of the Board, and Corporate (President) of the Company effective November 22, 2019. Effective November 22, 2019, Daniel Rushford will have a new revised Employment Agreement which appoints him as Manager of the CBD Pet Supply Division, a non-director/officer position which includes returning to Treasury 1,000 Preferred Series B Control Shares, and an annual salary of $36,000. Unpaid wages will accrue interest at 6% per annum and may be converted to restricted common stock at fair market value at the time of conversion.

NOTE 4 - PREPAID EXPENSES

Prepaid fees represent amounts paid in advance for future contractual benefits to be received. Contracting expenses paid in advance are recorded as a prepaid asset and then amortized to the statements of operations when services are rendered, or over the life of the contract using the straight-line method.

As of December 31, 2019, the Company accrued prepaid insurance expenses and employee wages of $9,467 and as of December 31, 2018, the Company accrued prepaid insurance expenses of $2,567.

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2019 and December 31, 2018:

	December 31,	December 31,
	2019	2018
Computer Equipment	$18,313	$14,877
Leasehold Improvements	48,549	45,549
Machinery	250,762	243,848
Vehicles	6,717	98,796
Total	324,341	403,070
Less accumulated depreciation	(208,139)	(186,258)

Net	$116,202	$216,812

NOTE 6 – LEASES

The Company adopted the new lease guidance effective January 1, 2019 using the modified retrospective transition approach, applying the new standard to all of its leases existing at the date of initial application which is the effective date of adoption. Consequently, financial information will not be updated, and the disclosures required under the new standard will not be provided for dates and periods before January 1, 2019. We elected the package of practical expedients which permits us to not reassess (1) whether any expired or existing contracts are or contain leases, (2) the lease classification for any expired or existing leases, and (3) any initial direct costs for any existing leases as of the effective date. We did not elect the hindsight practical expedient which permits entities to use hindsight in determining the lease term and assessing impairment. The adoption of the lease standard did not change our previously reported consolidated statements of operations and did not result in a cumulative catch-up adjustment to opening equity. The adoption of the new guidance resulted in the recognition of ROU assets of $423,360 and lease liabilities of $423,360.

The interest rate implicit in lease contracts is typically not readily determinable. As such, the Company utilizes its incremental borrowing rate, which is the rate incurred to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. In calculating the present value of the lease payments, the Company elected to utilize its incremental borrowing rate based on the remaining lease terms as of the January 1, 2019 adoption date.

Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives and initial direct costs incurred, if any. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Our lease has a remaining lease term of nine years.

The Company has elected the practical expedient to combine lease and non-lease components as a single component. The lease expense is recognized over the expected term on a straight-line basis. Operating leases are recognized on the balance sheet as right-of-use assets, current operating lease liabilities and non-current operating lease liabilities.

The new standard also provides practical expedients and certain exemptions for an entity’s ongoing accounting. We have elected the short-term lease recognition exemption for all leases that qualify. This means, for those leases where the initial lease term is one year or less or for which the ROU asset at inception is deemed immaterial, we will not recognize ROU assets or lease liabilities. Those leases are expensed on a straight-line basis over the term of the lease.

Operating Leases

On January 1, 2018, the Company entered into a standard office lease for approximately 8,000 square feet of space, located in the Wolf Creek Industrial Building at 110 Spring Hill Dr. #10 Grass Valley, CA 95945. The lease has a term of 10 years, from January 1, 2018 through January 1, 2028, with a monthly rent of $4,861.

ROU assets and lease liabilities related to our operating lease is as follows:

December 31,
2019
Right-of-use assets	$392,664
Current lease liabilities	—
Non-current lease liabilities	$392,664

NOTE 7 – ACCURED LIABILITIES

As of December 31, 2019 and 2018, accrued liabilities were comprised of the following:

	December 31,
	2019	2018
Accrued liabilities
Accrued wages	$5,784	$838
Credit card	16,659	17,560
Payroll liabilities	(644)	3,500
Sales tax payable	35,740	67,243
Warranty	5,000	5,000
Total accrued expenses	$62,539	$94,141

NOTE 8 – BILLINGS IN EXCESS OF REVENUE AND EARNINGS IN EXCESS OF BILLINGS

Billings in excess of revenue is related to contracted amounts that have been invoiced to customers for which remaining performance obligations must be completed before the Company can recognize the revenue. Earnings in excess of billings is related to the cost of sales associated with the customer products that are incomplete.

Changes in unearned revenue for the periods ended December 31, 2019 and December 31, 2018 were as follows:

	December 31,
	2019	2018
Unearned revenue, beginning of the period	$1,905,346	$1,919,618
Billings in excess of revenue during the period	536,420	272,871
Recognition of unearned revenue in prior periods	(930,670)	(287,143)
Unearned revenue, end of the period	$1,511,096	$1,905,346

The following table summarizes the Company’s estimated unrecognized contract revenue as of December 31, 2019, and the future periods within which the Company expects to recognize such revenue:

	Expected Future Revenue by Period
	Less than	Between	Between	More than
	90 days	3-6 months	6-9 months	1 year	Total
Unrecognized contract revenue	$240,744	$57,720	$871,814	$340,818	$1,511,096

As of December 31, 2019 and December 31, 2018, the Company has recorded $53,038 and $344,134, respectively in earnings in excess of billings for the cost of sales related to customer orders in progress.

NOTE 9 – CONVERTIBLE NOTES PAYABLE

As of December 31, 2019, notes payable were comprised of the following:

	Original	Original	Due	Interest	Conversion	December 31,
	Note Amount	Note Date	Date	Rate	Rate	2019
APG Capital #2	31,500	6/25/2018	6/25/2019	12%	Variable	31,500
Auctus Fund #2	84,000	1/10/2018	10/10/2018	24%	Variable	31,285
Auctus Fund #3	175,000	2/6/2018	11/6/2018	24%	Variable	175,000
Auctus Fund #4	90,000	3/6/2018	12/6/2018	24%	Variable	90,000
Auctus Fund #5	100,000	6/14/2018	3/14/2019	24%	Variable	100,000
Auctus Fund #6	75,000	8/13/2018	5/13/2019	12%	Variable	75,000
Auctus Fund #7	25,000	10/11/2018	7/11/2019	12%	Variable	25,000
Auctus Fund #8	25,750	12/20/2018	9/20/2019	12%	Variable	25,750
Auctus Fund #9	57,000	4/12/2019	1/12/2020	12%	Variable	57,000
Auctus Fund #10	31,000	7/22/2020	7/22/2020	12%	Variable	31,000
EMA Financial #2	50,000	12/15/2017	12/15/2018	12%	Variable	8,474
EMA Financial #3	100,000	3/5/2018	3/5/2019	24%	Variable	73,305
EMA Financial #4	25,000	10/10/2018	7/10/2019	24%	Variable	25,000
Emerging Corp Cap #1	83,333	2/12/2018	2/11/2019	22%	Variable	74,933
Emerging Corp Cap #2	110,000	10/31/2018	10/31/2019	12%	Variable	110,000
Power Up Lending #8	33,000	6/25/2018	4/15/2019	12%	Variable	—
						933,247
Debt discount						(100,137)
Financing costs./Original issue discount						(3,726)
Notes payable, net of discount						$829,384

All of the Company’s convertible notes have a conversion rate that is variable, and therefore, the Company has accounted for their conversion features as derivative instruments (see Note 10). The Company recorded amortization of $13,796 on their convertible note debt discounts and $1,880 on loan fees. As of December 31, 2019, the convertible notes payable are convertible into 136,100,371 shares of the Company’s common stock.

During the year ended December 31, 2019, the Company recorded interest expense of $23,211 on its convertible notes payable. During the year ended December 31, 2019, the Company recorded conversions of $1,148 of convertible note interest and $500 in conversion fees. As of December 31, 2019, the accrued interest balance was $240,709.

As of December 31, 2019, we have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive acquisitions and activities.

NOTE 10 – DERIVATIVE LIABIITIES

The following table represents the Company’s derivative liability activity for the embedded conversion features for the year ending December 31, 2019:

December 31,
2019
Balance at merger date	$15,347,154
Initial recognition of derivative liability	—
Conversion of derivative instruments to Common Stock	(5,077)
Mark-to-Market adjustment to fair value	(13,068,808)
Balance, end of period	$2,273,269

During the year ended December 31, 2019, in conjunction with convertible notes payable accrued interest being converted into common stock of the Company, derivative liabilities were reduced by $5,077.

For the year ended December 31, 2019, the Company performed a final mark-to-market adjustment for the derivative liability related to the convertible notes and the carrying amount of the derivative liability related to the conversion feature and recognized a gain on the derivative liability valuation of $13,068,808.

The Company uses the Black-Scholes option pricing model to estimate fair value for those instruments convertible into common shares at inception, at conversion or extinguishment date, and at each reporting date. During the year ended December 31, 2019, the company used the following assumptions in their Black-Scholes model: (1) risk free interest rate 1.48% - 1.83%, (2) term of 0.25 years – 4.56 years, (3) expected stock volatility of 724,25% - 1,770.51%, (4) expected dividend rate of 0%, (5) common stock price of $0.0133 - $0.0235, and (6) exercise price of $0.001 - $0.01066.

These instruments were not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation. The instruments do not qualify for hedge accounting, and as such, all future changes in the fair value will be recognized in earnings until such time as the instruments are exercised, converted or expire.

NOTE 11 – RELATED PARTY TRANSACTIONS

Mr. Jef Lewis

On November 22, 2019, the Company appointed Jeffrey Lewis as the new Chief Executive Officer, Chairman of the Board, Corporate President, Secretary, and Treasurer of the Company. The Company and Mr. Lewis entered into an Employee Agreement that included the issuance of 1,000 Preferred Series B Control Shares, and an annual salary of $200,000. Unpaid wages will accrue interest at 6% per annum and may be converted to restricted common stock at fair market value at the time of conversion. During the year ended December 31, 2019, the Company accrued wages of $16,667 and paid wages of $10,822. During the year ended December 31, 2018, Mr. Lewis advanced the Company $5,805.

Pursuant to the Merger Agreement, the Company will issue $5,000,000 worth of Preferred Series A Stock to Mr. Lewis. The number of Preferred Series A shares to be issued is 500,000 shares at a price of $10.00 per share and convertible pursuant the conversion rights as specified in the Articles of Incorporation and Certificate of Designation for the Company. As of December 31, 2019, the shares have not been issued, and the Company recorded a liability for unissued shares in the amount of $500, goodwill of $2,289,884 and $2,289,334 to additional paid in capital.

Mr. Samuel Berry, Director

On November 22, 2019, the Company entered into a Consulting Agreement with Mr. Samuel Berry.  Mr. Berry will receive an annual salary of $50,000, payable in quarterly installments at $12,500 per quarter. During the year ended December 31, 2019, the Company accrued $4,167 in consulting fees in connection to his agreement.

NOTE 12 – LONG TERM DEBT

As of December 31, 2019 and December 31, 2018, long term debt was comprised of the following:

	December 31,
	2019	2018
Long term debt
Equipment lease	$1,952	$8,543
Equipment loan	115,614	131,747
Line of credit	96,664	100,811
Vehicle loans	—	52,184
Other loan term loans	93,657	65,134
Total long-term debt	$307,887	$358,419

NOTE 13 – PREFERRED STOCK

On March 28, 2017, the Company filed an amendment to its articles of incorporation designating 20,000 shares of its authorized preferred stock, par value $0.001 as Series B Voting Preferred Stock.  The Series B Voting Preferred Stock shall have the right to vote the shares on any matter requiring shareholder approval on the basis of 4 times the votes of all the issued and outstanding shares of common stock, as well as any issued and outstanding preferred stock.

On July 1, 2019, the Company filed a Certificate of Amendment to increase the number of authorized Series A Preferred Stock to 30,000,000, with a par value of $0.001.  Each share of Preferred Series A Stock shall have a value of $10 per share and will convert into common stock at the closing price of the common stock on the date of conversion.  The Series A stock shall have no voting rights on corporate matters, unless and until the Series A shares are converted into Common Shares, at which time they will have the same voting rights as all Common Shareholders have; their consent shall not be required for taking any corporate action.

Pursuant to the Merger Agreement dated November 22, 2019, the Company will issue $5,000,000 worth of Preferred Series A Stock to Mr. Lewis. The number of Preferred Series A shares to be issued is 500,000 shares at a price of $10.00 per share and convertible pursuant the conversion rights as specified in the Articles of Incorporation and Certificate of Designation for the Company. As of December 31, 2019, the shares have not been issued, and the Company recorded a liability for unissued shares in the amount of $500, goodwill of $2,289,884 and $2,289,334 to additional paid in capital.

As of December 31, 2019, 30,000,000 Series A Preferred shares and 1,000 Series B Preferred shares were authorized, of which 400,000 Series A shares were issued and outstanding, and 1,000 Series B shares were issued and outstanding.

NOTE 14 – COMMON STOCK

On April 22, 2019, the Company approved the authorization of a 1 for 3,000 reverse stock split of the Company’s outstanding shares of common stock. The Company’s financial statements have been retroactively adjusted for this stock split for all periods presented.

During the year ended December 31, 2019, the holder of a convertible note converted $1,148 of accrued interest and $500 in conversion fees into 400,000 shares of common stock. The common stock was valued at $5,077 based on the market price of the Company’s stock on the date of conversion.

As of December 31, 2019, 5,000,000,000 were authorized, of which 10,343,330 shares issued and outstanding.

Warrants

We account for common stock purchase warrants as derivative liabilities and debt issuance costs on the balance sheet at fair value, and changes in fair value during the periods presented in the statement of operations, which is revalued at each balance sheet date subsequent to the initial issuance of the warrant.

NOTE 15– INCOME TAX

Deferred income taxes are determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company’s assets and liabilities. Deferred income taxes are measured based on the tax rates expected to be in effect when the temporary differences are included in the Company’s tax return. Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

The deferred tax asset and the valuation allowance consist of the following at December 31, 2019:

December 31,
2019
Net operating loss	$1,854,612
Statutory rate	21%
Expected tax recovery	389,469
Change in valuation allowance	(389,469)
Income tax provision	$—

Components of deferred tax asset:
Non-capital tax loss carry-forwards	389,469
Less: valuation allowance	(389,469)
Net deferred tax asset	$—

As of the date of this filing, the Company is current in filing their tax returns. The last return filed by the Company was December 31, 2018, and the Company has not accrued any potential penalties or interest from that period forward.

NOTE 16 – COMMITMENTS AND CONTINGENCIES

Consulting Agreements

On June 28, 2018, the Company entered into a Consulting Agreement (“Agreement”) with Charlie Johnson (“Johnson”) to expand its sales and marketing efforts to grow the Company’s revenue. The Company has agreed to pay a commission of 5% on each sale generated by Johnson, based upon the total contract amount received by the Company. In addition, the Company will pay Johnson $500 per day to assist customers in the installation of the Company’s equipment. The term of the Agreement is for one year and is renewable upon mutual consent.

On January 1, 2018, the Company entered into a Chief Financial Officer Compensation Agreement (“Agreement”) with Hanson & Associates, LLC with regards to being appointed the Chief Executive Officer and Member of the Board of Directors. Hanson & Associates, LLC is responsible for building long term relationships with financial institutions and will assist in developing the administrative and financial aspects of the company. The Company has agreed to pay Hanson & Associates, LLC $5,000 per month and pay an incentive bonus of 1% of the year end gross revenue for 2018. The term of the Agreement is for one year and is renewable upon mutual consent.

Distribution & Licensing Agreement

On November 19, 2019, the Company entered into a Distribution & Licensing Agreement with Bgreen Partners, Inc., a California Corporation. The Agreement provides exclusive rights to various cannabis and agricultural products inclusive of grow-containers and CBD Extraction Systems to be used for mobile processing. The IP and rights are valued at $4,000,000, based upon a five-year term. As consideration for the IP and rights, the Company issued 400,000 Preferred Series A shares at a price of $10.00 per share and convertible pursuant the conversion rights as specified in the Articles of Incorporation and certificate of designation for the Company.

Employee Agreement

On November 22, 2019, the Company entered into an Employment Agreement with Mr. Daniel Rushford. Mr. Rushford will receive an annual salary of $36,000 to be paid in equal monthly installments. Unpaid amounts will accrue annual interest of 6%. The term of the Consulting Agreement is for one year and is renewable upon mutual consent.

Lease

On January 1, 2018, the Company entered into a standard office lease for approximately 8,000 square feet of space, located in the Wolf Creek Industrial Building at 110 Spring Hill Dr. #10 Grass Valley, CA 95945. The lease has a term of 10 years, from January 1, 2018 through January 1, 2028, with a monthly rent of $4,861.

Service Agreement

On June 12, 2018, the Company entered into a preventative maintenance service agreement with Atlas Copco Compressions LLC. The agreement is for a period of 5 years, at a cost of $145.13 per month. During the years ended December 31, 2019 and December 31, 2018, the Company made payments of $1,742 and $870, respectively, in connection with this agreement.

NOTE 17 – SUBSEQUENT EVENTS

On March 25, 2020, the Company filed a Certificate of Amendment to increase the number of authorized common shares from 5,000,000,000 to 10,000,000,000 with a par value of $0.001.

REPORTED IN UNITED STATES DOLLARS

BREWBILT MANUFACTURING INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2020	2019
	(unaudited)	(audited)
ASSETS
Current Assets
Cash	$620	$1,444
Accounts receivable	473,453	323,779
Earnings in excess of billings	143,288	53,038
Inventory	47,280	47,280
Prepaid expenses	369	9,467
Other current assets	221	156
Total current assets	665,231	435,164

Property, plant and equipment, net	103,799	116,202
Right-of-use asset	384,662	392,664
Deposits	16,980	4,980

TOTAL ASSETS	$1,170,672	$949,010

LIABILITIES
Current Liabilities:
Accounts payable	$934,145	$947,655
Accrued interest	284,503	250,592
Accrued liabilities	114,260	62,539
Billings in excess of revenue	1,827,443	1,511,096
Convertible notes payable, net of discount	851,182	829,384
Derivative liabilities	3,902,073	2,273,269
Liability for unissued shares	175,825	151,325
Related party liabilities	121,737	84,072
Total current liabilities	8,211,168	6,109,932

Long term debt	274,177	307,887
Operating lease liabilities	384,662	392,664

Total liabilities	8,870,007	6,810,483

Commitments and contingencies	—	—

SHAREHOLDERS’ EQUITY (DEFICIT)
Preferred stock, Series A: $0.001 par value; 30,000,000 shares authorized	900	400
900,000 shares issued and outstanding at March 31, 2020
400,000 shares issued and outstanding at December 31, 2019
Preferred stock, Series B: $0.001 par value; 1,000 shares authorized	1	1
1,000 shares issued and outstanding at March 31, 2020
1,000 shares issued and outstanding at December 31, 2019
Common stock, $0.001 par value; 10,000,000,000 authorized	34,596	10,343
34,595,672 shares issued and outstanding at March 31, 2020
10,343,330 shares issued and outstanding at December 31, 2019
Additional paid in capital	(14,967,000)	(15,240,774)
Accumulated earnings (deficit)	7,232,168	9,368,557
Total shareholders’ equity (deficit)	(7,699,335)	(5,861,473)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$1,170,672	$949,010

The accompanying notes are an integral part of these financial statements

BREWBILT MANUFACTURING INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three months ended
	March 31,	March 31,
	2020	2019
Sales	$38,934	$332,068
Cost of sales	21,623	306,970
Gross profit	17,311	25,098

Operating expenses:
Consulting fees	24,750	15,000
G&A expenses	82,712	132,011
Professional fees	47,370	—
Salaries and wages	147,660	140,984
Total operating expenses	302,492	287,995

Loss from operations	(285,181)	(262,897)

Other income (expense):
Loss on derivative liability valuation	(1,710,732)	—
Interest expense	(140,476)	—
Total other expenses	(1,851,208)	—

Net loss before income taxes	(2,136,389)	(262,897)
Income tax expense	—	—
Net loss	$(2,136,389)	$(262,897)

Per share information
Weighted number of common shares outstanding, basic and diluted	34,595,672	—
Net loss per common share	$(0.06175)	$—

The accompanying notes are an integral part of these financial statements

BREWBILT MANUFACTURING INC.
CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY (DEFICIT)
For the three months ended March 31, 2020 and 2019
(Unaudited)

	Preferred Stock		Preferred Stock				Additional		Total
	Series A		Series B		Common Stock		Paid-In	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance as of December 31, 2019	400,000	$400	1,000	$1	10,343,330	$10,343	$(15,240,774)	$9,368,557	$(5,861,473)
Conversion of promissory notes to stock	—	—	—	—	32,260,676	32,261	366,617	—	398,878
Derivative settlements	—	—	—	—	—	—	(50,586)	—	(50,586)
Cancellation of shares issued for services	—	—	—	—	(8,008,334)	(8,008)	(42,257)	—	(50,265)
Preferred shares issued per agreement	500,000	500	—	—	—	—	—	—	500
Net loss	—	—	—	—	—	—	—	(2,136,389)	(2,136,389)
Balance as of March 31, 2020	900,000	$900	1,000	$1	34,595,672	$34,596	$(14,967,000)	$7,232,168	$(7,699,335)

Balance as of December 31, 2018	—	$—	—	$—	—	$—	$(303,375)	$(722,748)	$(1,026,123)
Capital distributions	—	—	—	—	—	—	(22,296)	—	(22,296)
Net loss	—	—	—	—	—	—	—	(262,897)	(262,897)
Balance as of March 31, 2019	—	$—	—	$—	—	$—	$(325,671)	$(985,645)	$(1,311,316)

The accompanying notes are an integral part of these financial statements

BREWBILT MANUFACTURING INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended
	March 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(2,136,389)	$(262,897)
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of convertible debt discount	58,224	—
Change in derivative liability	1,710,732	—
Common stock issued for services	(25,000)	—
Liability for unissued shares due to agreements	25,000	—
Decrease (increase) in operating assets
Accounts receivable	(149,674)	52,075
Deposits	(12,000)	—
Earnings in excess of billings	(90,250)	(34,751)
Prepaid expenses	9,098	(3,245)
Other assets	(65)	275
Increase (decrease) in operating liabilities
Accounts payable	(38,775)	77,897
Accrued interest	78,849	2,358
Accrued liabilities	51,721	3,867
Earnings in excess of revenues	316,347	324,301
Long term debt	(33,710)	(111,465)
Net cash (used in) provided by operating activities	(235,892)	48,414

Cash flows from investing activities
Property, plant and equipment, reductions	12,403	14,488
Net cash (used in) provided by investing activities	12,403	14,488

Cash flows from financing activities:
Contributed capital	—	(22,296)
Proceeds from convertible debt	185,000	—
Related party liabilities	37,665	—
Net cash (used in) provided for financing activities	222,665	(22,296)

Net increase (decrease) in cash	(824)	40,606

Cash, beginning of period	1,444	43,285
Cash, end of period	$620	$83,891

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$—	$—
Cash paid for interest	$—	$—

The accompanying notes are an integral part of these financial statements

BREWBILT MANUFACTURING INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

March 31, 2020

(Unaudited)

NOTE 1 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Description of Business

Located in Grass Valley, CA, BrewBilt is one of the only California companies that custom designs, hand crafts, and integrates processing, fermentation and distillation processing systems for the craft beer, cannabis and hemp industries using “Best in Class” American made components integrated with stainless steel processing vessels using only American made steel. Founded in 2014, the company began in a backyard shop by Jeff Lewis with a vision of creating a profitable company in “Rural America” by hiring excellent personnel, designing and fabricating products to exceed customer’s expectations and compensating craftsmen with living wages and profit sharing to financially sustain their families within the community. Mr. Lewis has 15+ years of experience as a craft beer brewer, a custom tank/vessel designer, fabrication and integration expert and business owner who initially founded Portland Kettle Works, a nationally recognized manufacturer of craft beer brewing equipment located in the Northwest.

BrewBilt has been built by having strong relationships with local suppliers of raw materials, equipment and services in California, an aggressive referral network of satisfied customers nationwide, and an Advisory Board consisting of successful business leaders that provide valuable product feedback and business expertise to management. The craft brewing & spirits industries continue to grow worldwide. California is where craft brewing began and now has over 900 operating breweries – being centrally located in this booming market was a large draw for BrewBilt to locate its manufacturing facility in the Sierra foothills.

All BrewBilt products are designed and fabricated as “food grade” quality which enables the company to build vessels for food & beverage processing , the company is now building systems that are pharmaceutical grade for clients involved in distillation for the cannabis and hemp industries, thus making the revenue potential much greater. BrewBilt buys materials and components mostly from California suppliers which enables them to closely monitor quality, while the company’s revenues are generated from sales to customers throughout the country. The company is aggressively pursuing international orders and has held meetings with the Center for International Trade Development and U.S. Commercial Service to develop international opportunities. Presently, a great deal of sales interest in coming from Mexico, Japan, Europe and Australia.

BrewBilt competes against a number of companies, most of which are selling mass produced equipment from China made from less costly inferior quality Chinese steel which often is neither food nor pharmaceutical grade quality. While this broader market is very competitive, there continues to be little competition and strong market demand for higher quality, custom designed, hand crafted and integrated systems that BrewBilt produces.

In July of 2016, BrewBilt moved from the small facility in Nevada City, CA to lease an eight thousand (8,000) square foot manufacturing facility in Grass Valley, CA. This facility was purchased by BrewBilt in January 2018 and upgraded with substantial tenant improvements. BrewBilt is prepared to expand again by leasing an additional seventy-six hundred (7,600) square feet in the same facility. BrewBilt obtains the majority of its leads through customer referrals and from online marketplaces. The company’s website is being expanded for online sales to include online educational/marketing videos that feature the company and its expanded integrated product line for the cannabis and hemp industries. BrewBilt has also created distribution sales agreements with individuals and companies to represent BrewBilt in both the domestic and international markets.

The former company, Vet Online Supply Inc, a Florida corporation, was incorporated on May 31, 2014. Vet Online Supply Inc. manufactured and distributed wholistic CBD based pet products. On November 22, 2019, Vet Online Supply and Brewbilt Manufacturing (“BrewBilt”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) and completed a merger, whereby Brewbilt merged with and into Vet Online Supply, with BrewBilt remaining as the surviving entity (the “Merger”). Under U.S. generally accepted accounting principles, the merger is treated as a “reverse merger” under the purchase method of accounting, with BrewBilt as the accounting acquirer.

On January 21, 2020, the Company filed Articles of Amendment to change its name to “BrewBilt Manufacturing Inc.

The Company’s common stock will continue to trade on the OTCQB Market under the new Symbol “BBRW,” and the CUSIP number for the Company’s common stock is now 10756L108. Outstanding stock certificates for shares of the Company are not affected by the name change, and they continue to be valid and need not be exchanged.

Financial Statement Presentation

The audited financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Fiscal year end

The Company has selected December 31 as its fiscal year end.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that differ from these estimates.

Cash Equivalents

The Company considers all highly liquid investments with maturities of 90 days or less from the date of purchase to be cash equivalents.

 Revenue Recognition and Related Allowances

The Company recognizes revenue when obligations under the terms of a contract with its customer are satisfied; generally, this occurs with the transfer of control of its products. Revenue is measured as the amount of consideration expected to be received in exchange for transferring products. If the conditions for revenue recognition are not met, the Company defers the revenue and related cost of sales until all conditions are met. As of March 31, 2020 and December 31, 2019, the Company has deferred $1,827,443 and $1,511,096, respectively, in revenue, and $143,288 and $53,038 in cost of sales, respectively, related to customer orders in progress. These amounts are recorded as billings in excess of revenues and earnings in excess of billings in the accompanying balance sheets.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are stated at the amount that management expects to collect from outstanding balances. Bad debts and allowances are provided based on historical experience and management’s evaluation of outstanding accounts receivable. Management evaluates past due or delinquency of accounts receivable based on the open invoices aged on due date basis. The allowance for doubtful accounts at March 31, 2020 and December 31, 2019 is $0.

Inventories

Inventories consist of raw materials, work in process and finished goods. Raw materials, which principally consist of raw stainless steel, raw stainless tubing, motors, pumps, and fittings, are stated at the lower of cost, determined on the first-in, first-out basis, or net realizable value.

In addition, the Company is a manufacturer of premium CBD infused holistic pet products and as such will maintain inventory on site. The company directly drop ships to customers when ordered. The Company has wholesale distributors that purchase products in bulk inventory.

Goodwill

The excess of the cost over the fair value of net assets of acquired in the Merger is recorded as goodwill. Goodwill is not subject to amortization, but is reviewed for impairment annually, or more frequently whenever events or changes in circumstances indicate the carrying value of goodwill may not be recoverable. An impairment charge would be recorded to the extent the carrying value of goodwill exceeds its estimated fair value. The testing of goodwill under established guidelines for impairment requires significant use of judgment and assumptions. Changes in forecasted operations and other assumptions could materially affect the estimated fair values. Changes in business conditions could potentially require adjustments to these asset valuations. At December 31, 2019, the Company reviewed the goodwill recorded in the Merger and determined that an impairment expense of $2,289,884 was required.

Warranty

The Company is a manufacturer of products which are shipped to our customers directly from the Company. For products that are made from raw materials, the Company offers a 6-year limited warranty. The parts provided by outside vendors as finished goods that are added to a system produced by the Company as components, have a manufacturers’ warranty that is passed on to the end user of the complete system. To date, BrewBilt has spent less than $5,000 over the past 5 years for repairs (under warranty) on products they have built, with most of the costs going to cover travel and lodging expenses. As of March 31, 2020 and December 31, 2019, the Company has recorded a liability of $5,000 and $5,000, respectively, for warranties, which is included in accrued liabilities in the accompanying balance sheet.

Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses are carried at amortized cost and represent liabilities for goods and services provided to the Company prior to the end of the fiscal year that are unpaid and arise when the Company becomes obliged to make future payments in respect of the purchase of these goods and services.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity. In addition, the fair value of liabilities should include consideration of non-performance risk including our own credit risk.

In addition to defining fair value, the standard expands the disclosure requirements around fair value and establishes a fair value hierarchy for valuation inputs is expanded. The hierarchy prioritizes the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market. Each fair value measurement is reported in one of the three levels and which is determined by the lowest level input that is significant to the fair value measurement in its entirety.

These levels are:

Level 1 - inputs are based upon unadjusted quoted prices for identical instruments traded in active markets.

Level 2 - inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, discounted cash flow models, and similar techniques.

Financial assets and liabilities measured at fair value on a recurring basis:

	Input	March 31, 2020	December 31, 2019
	Level	Fair Value	Fair Value
Derivative Liability	3	$3,902,073	$2,273,269
Total Financial Liabilities		$3,902,073	$2,273,269

In management’s opinion, the fair value of convertible notes payable and advances payable is approximate to carrying value as the interest rates and other features of these instruments approximate those obtainable for similar instruments in the current market. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, exchange or credit risks arising from these financial instruments. As March 31, 2020 and December 31, 2019, the balances reported for cash, accounts receivable, prepaid expenses, accounts payable, and accrued liabilities, approximate the fair value because of their short maturities.

Income Taxes

The Company records deferred taxes in accordance with FASB ASC No. 740, Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rules on deferred tax assets and liabilities is recognized in operations in the year of change. A valuation allowance is recorded when it is “more likely-than-not” that a deferred tax asset will not be realized.

As of the date of this filing, the Company is current in filing their tax returns. The last return filed by the Company was December 31, 2018, and the Company has not accrued any potential penalties or interest from that period forward.

Basic and Diluted Loss Per Share

In accordance with ASC Topic 280 – “Earnings Per Share”, the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which replaces existing revenue recognition guidance. The updated guidance requires companies to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, the new standard requires that reporting companies disclose the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The Company adopted the standard on January 1, 2018, using a modified retrospective approach, with the cumulative effect of initially applying the standard recognized in retained earnings at the date of adoption.

In February 2016, the FASB issued ASU 2016-02 (ASC Topic 842), Leases. The ASU amends a number of aspects of lease accounting, including requiring lessees to recognize operating leases with a term greater than one year on their balance sheet as a right-of-use asset and corresponding lease liability, measured at the present value of the lease payments. The amendments in this ASU are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. The Company adopted the new lease guidance effective January 1, 2019.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The guidance requires companies to measure credit losses utilizing a methodology that reflects expected credit losses and requires the consideration of a broader range of reasonable and supportable information to inform credit loss estimates. ASU 2016-13 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Company adopted the standard in the first quarter of fiscal 2020 and there was no material impact.

NOTE 2 – GOING CONCERN

The Company has experienced net losses to date, and it has not generated sufficient revenue from operations to meet our operational overhead. We will need additional working capital to service debt and for ongoing operations, which raises substantial doubt about our ability to continue as a going concern. Management of the Company is preparing a strategy to meet operational shortfalls which may include equity funding, short term or long-term financing or debt financing, to enable the Company to reach profitable operations. Historically, the Company’s sole officer and director has provided short term loans to meet working capital shortfalls. We have recently entered into financing agreements with various third parties to meet our capital needs in fiscal 2020.

The accompanying financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

NOTE 3 – MERGER TRANSACTION

On November 22, 2019, Vet Online Supply and Brewbilt Manufacturing (“BrewBilt”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) and completed a merger, whereby Brewbilt merged with and into Vet Online Supply, with BrewBilt remaining as the surviving entity (the “Merger”). Under U.S. generally accepted accounting principles, the merger is treated as a “reverse merger” under the purchase method of accounting, with BrewBilt as the accounting acquirer.

Pursuant with the Merger Asset Purchase Agreement, the Board of Directors has authorized that BrewBilt shall sell, assign and transfer all of its right, title and interest to its IP, fixed assets and “know how” to the Company (collectively, the “Seller’s Assets”). Vet Online Supply and BrewBilt mutually agree that BrewBilt will assign certain assets and provide the “Know-How” regarding the designing and building of the finest craft brewing equipment in the industry today. As consideration for the IP, fixed assets and the “Know -How”, the Company shall issue, or cause to be issued, $5,000,000 worth of Preferred Series A Stock (PAR $.001) within thirty (30) days from the date of the agreement. The number of Preferred Series A shares to be issued is 500,000 shares at a price of $10.00 per share and convertible pursuant the conversion rights as specified in the Articles of Incorporation and certificate of designation for VTNL. BrewBilt has designated that the said stock be issued in the name of its President, Jeffrey Lewis.

The Board of Directors dismissed Daniel Rushford as an officer and director, specifically as the Chief Executive Officer, Chairman of the Board, and Corporate (President) of the Company effective November 22, 2019. Effective November 22, 2019, Daniel Rushford will have a new revised Employment Agreement which appoints him as Manager of the CBD Pet Supply Division, a non-director/officer position which includes returning to Treasury 1,000 Preferred Series B Control Shares, and an annual salary of $36,000. Unpaid wages will accrue interest at 6% per annum and may be converted to restricted common stock at fair market value at the time of conversion.

NOTE 4 – PREPAID EXPENSES

Prepaid fees represent amounts paid in advance for future contractual benefits to be received. Contracting expenses paid in advance are recorded as a prepaid asset and then amortized to the statements of operations when services are rendered, or over the life of the contract using the straight-line method.

As of March 31, 2020, the Company accrued prepaid insurance expenses of $369 and as of December 31, 2019, the Company accrued prepaid insurance expenses and employee wages of $9,467.

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at March 31, 2020 and December 31, 2019:

	March 31,	December 31,
	2020	2019
Computer Equipment	$18,313	$18,313
Leasehold Improvements	48,549	48,549
Machinery	250,762	250,762
Vehicles	6,717	6,717
Total	324,341	324,341
Less accumulated depreciation	(220,542)	(208,139)

Net	$103,799	$116,202

NOTE 6 – LEASES

The Company adopted the new lease guidance effective January 1, 2019 using the modified retrospective transition approach, applying the new standard to all of its leases existing at the date of initial application which is the effective date of adoption. Consequently, financial information will not be updated, and the disclosures required under the new standard will not be provided for dates and periods before January 1, 2019. We elected the package of practical expedients which permits us to not reassess (1) whether any expired or existing contracts are or contain leases, (2) the lease classification for any expired or existing leases, and (3) any initial direct costs for any existing leases as of the effective date. We did not elect the hindsight practical expedient which permits entities to use hindsight in determining the lease term and assessing impairment. The adoption of the lease standard did not change our previously reported consolidated statements of operations and did not result in a cumulative catch-up adjustment to opening equity. The adoption of the new guidance resulted in the recognition of ROU assets of $423,360 and lease liabilities of $423,360.

The interest rate implicit in lease contracts is typically not readily determinable. As such, the Company utilizes its incremental borrowing rate, which is the rate incurred to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. In calculating the present value of the lease payments, the Company elected to utilize its incremental borrowing rate based on the remaining lease terms as of the January 1, 2019 adoption date.

Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives and initial direct costs incurred, if any. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Our lease has a remaining lease term of nine years.

The Company has elected the practical expedient to combine lease and non-lease components as a single component. The lease expense is recognized over the expected term on a straight-line basis. Operating leases are recognized on the balance sheet as right-of-use assets, current operating lease liabilities and non-current operating lease liabilities.

The new standard also provides practical expedients and certain exemptions for an entity’s ongoing accounting. We have elected the short-term lease recognition exemption for all leases that qualify. This means, for those leases where the initial lease term is one year or less or for which the ROU asset at inception is deemed immaterial, we will not recognize ROU assets or lease liabilities. Those leases are expensed on a straight-line basis over the term of the lease.

Operating Leases

On January 1, 2018, the Company entered into a standard office lease for approximately 8,000 square feet of space, located in the Wolf Creek Industrial Building at 110 Spring Hill Dr. #10 Grass Valley, CA 95945. The lease has a term of 10 years, from January 1, 2018 through January 1, 2028, with a monthly rent of $4,861.

ROU assets and lease liabilities related to our operating lease is as follows:

	March 31,	December 31,
	2020	2019
Right-of-use assets	$384,662	$392,664
Current lease liabilities	—	—
Non-current lease liabilities	$384,662	$392,664

NOTE 7 – ACCURED LIABILITIES

As of March 31, 2020 and December 31, 2019, accrued liabilities were comprised of the following:

	March 31,	December 31,
	2020	2019
Accrued liabilities
Accrued wages	$51,048	$5,784
Credit card	17,364	16,659
Payroll liabilities	(103)	(644)
Reimbursable expenses	5,212	—
Sales tax payable	35,739	35,740
Warranty	5,000	5,000
Total accrued expenses	$114,260	$62,539

NOTE 8 – BILLINGS IN EXCESS OF REVENUE AND EARNINGS IN EXCESS OF BILLINGS

Billings in excess of revenue is related to contracted amounts that have been invoiced to customers for which remaining performance obligations must be completed before the Company can recognize the revenue. Earnings in excess of billings is related to the cost of sales associated with the customer products that are incomplete.

Changes in unearned revenue for the periods ended March 31, 2020 and December 31, 2019 were as follows:

	March 31,	December 31,
	2019	2019
Unearned revenue, beginning of the period	$1,511,096	$1,905,346
Billings in excess of revenue during the period	347,770	536,420
Recognition of unearned revenue in prior periods	(31,423)	(930,670)
Unearned revenue, end of the period	$1,827,443	$1,511,096

As of March 31, 2020 and December 31, 2019, the Company has recorded $143,288 and $53,038, respectively in earnings in excess of billings for the cost of sales related to customer orders in progress.

NOTE 9 – CONVERTIBLE NOTES PAYABLE

As of March 31, 2020 and December 31, 2019, notes payable were comprised of the following:

	Original	Original	Due	Interest	Conversion	March 31,	December 31,
	Note Amount	Note Date	Date	Rate	Rate	2020	2019
APG Capital #2	31,500	6/25/2018	6/25/2019	12%	Variable	23,055	31,500
Auctus Fund #2	84,000	1/10/2018	10/10/2018	24%	Variable	31,285	31,285
Auctus Fund #3	175,000	2/6/2018	11/6/2018	24%	Variable	175,000	175,000
Auctus Fund #4	90,000	3/6/2018	12/6/2018	24%	Variable	90,000	90,000
Auctus Fund #5	100,000	6/14/2018	3/14/2019	24%	Variable	100,000	100,000
Auctus Fund #6	75,000	8/13/2018	5/13/2019	12%	Variable	75,000	75,000
Auctus Fund #7	25,000	10/11/2018	7/11/2019	12%	Variable	25,000	25,000
Auctus Fund #8	25,750	12/20/2018	9/20/2019	12%	Variable	25,750	25,750
Auctus Fund #9	57,000	4/12/2019	1/12/2020	12%	Variable	57,000	57,000
Auctus Fund #10	31,000	7/22/2020	7/22/2020	12%	Variable	31,000	31,000
EMA Financial #2	50,000	12/15/2017	12/15/2018	12%	Variable	—	8,474
EMA Financial #3	100,000	3/5/2018	3/5/2019	24%	Variable	53,798	73,305
EMA Financial #4	25,000	10/10/2018	7/10/2019	24%	Variable	25,000	25,000
EMA Financial #5	80,500	1/30/2020	10/31/2020	10%	Variable	80,500	—
Emerging Corp Cap #1	83,333	2/12/2018	2/11/2019	22%	Variable	74,933	74,933
Emerging Corp Cap #2	110,000	10/31/2018	10/31/2019	12%	Variable	110,000	110,000
Power Up Lending #9	68,000	1/2/2020	1/2/2021	10%	Variable	68,000	—
Power Up Lending #10	53,000	2/13/2020	2/13/2021	10%	Variable	53,000	—
						1,098,321	933,247
Debt discount						(232,239)	(100,137)
Financing costs/Original issue discount						(14,900)	(3,726)
Notes payable, net of discount						$851,182	$829,384

During the three months ending March 31, 2020, the Company received proceeds from new convertible notes of $185,000. The Company recorded no payments on their convertible notes, default penalties of $9,920, and conversions of $46,346 of convertible note principal. The Company recorded loan fees on new convertible notes of $16,500, which increased the debt discounts recorded on the convertible notes during the three months ending March 31, 2020. All of the Company’s convertible notes have a conversion rate that is variable, and therefore, the Company has accounted for their conversion features as derivative instruments (see Note 10). The Company also recorded amortization of $58,224 on their convertible note debt discounts and loan fees. As of March 31, 2020, the convertible notes payable are convertible into 1,509,982,157  shares of the Company’s common stock.

During the three months ended March 31, 2020, the Company recorded interest expense of $57,313 on its convertible notes payable. During the three months ended March 31, 2020, the Company recorded conversions of $26,642 of convertible note interest and $8,375 in conversion fees. As of March 31, 2020, the accrued interest balance was $271,380.

As of March 31, 2020, we have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive acquisitions and activities.

NOTE 10 – DERIVATIVE LIABIITIES

The following table represents the Company’s derivative liability activity for the embedded conversion features for the period ending March 31, 2020 and December 31, 2019:

	March 31,	December 31,
	2020	2019
Balance, beginning of period	$2,273,269	$15,347,154
Initial recognition of derivative liability	672,749	—
Conversion of derivative instruments to Common Stock	(266,927)	(5,077)
Mark-to-Market adjustment to fair value	1,222,982	(13,068,808)
Balance, end of period	$3,902,073	$2,273,269

During the period ended March 31, 2020 and December 31, 2019, the Company recorded derivative liabilities for embedded conversion features related to convertible notes payable of $672,749 and $0, respectively.

During the period ended March 31, 2020 and December 31, 2019, in conjunction with convertible notes payable accrued interest being converted into common stock of the Company, derivative liabilities were reduced by $266,927 and $5,077, respectively.

For the period ended March 31, 2020 and December 31, 2019, the Company performed a final mark-to-market adjustment for the derivative liability related to the convertible notes and the carrying amount of the derivative liability related to the conversion feature and recognized a loss of $1,222,982 and a gain on the derivative liability valuation of $13,068,808, respectively.

The Company uses the Black-Scholes option pricing model to estimate fair value for those instruments convertible into common shares at inception, at conversion or extinguishment date, and at each reporting date. During the three months ended March 31, 2020, the company used the following assumptions in their Black-Scholes model: (1) risk free interest rate .01% - 1.61%, (2) term of 0.12 years – 4.31 years, (3) expected stock volatility of 411.61% - 2,185.95%, (4) expected dividend rate of 0%, (5) common stock price of $0.003 - $0.0373, and (6) exercise price of $0.0008 - $0.03.

These instruments were not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation. The instruments do not qualify for hedge accounting, and as such, all future changes in the fair value will be recognized in earnings until such time as the instruments are exercised, converted or expire.

NOTE 11 – RELATED PARTY TRANSACTIONS

Mr. Jef Lewis, Chief Executive Officer, Chairman of the Board, President, Secretary, and Treasurer

On November 22, 2019, the Company appointed Jeffrey Lewis as the new Chief Executive Officer, Chairman of the Board, Corporate President, Secretary, and Treasurer of the Company. The Company and Mr. Lewis entered into an Employee Agreement that included the issuance of 1,000 Preferred Series B Control Shares, and an annual salary of $200,000. Unpaid wages will accrue interest at 6% per annum and may be converted to restricted common stock at fair market value at the time of conversion. During the three months ended March 31, 2020, the Company accrued wages of $50,000, accrued interest of $472 and made payments of $12,031.

Pursuant to the Merger Agreement, Mr. Lewis is to receive 500,000 shares of Preferred Series A shares, valued at $5,000,000. The shares are convertible pursuant the conversion rights as specified in the Articles of Incorporation and Certificate of Designation for the Company. As of December 31, 2019, the shares had not been issued, and the Company recorded a liability for unissued shares in the amount of $500, goodwill of $2,289,884 and $2,289,334 to additional paid in capital. During the three months ended March 31, 2020, the Company issued 500,000 shares of Preferred Series A to Mr. Lewis and $500 was reclassed from liabilities for unissued shares to equity.

Mr. Samuel Berry, Director

On November 22, 2019, the Company entered into a Consulting Agreement with Mr. Samuel Berry. Mr. Berry will receive an annual salary of $50,000, payable in quarterly installments at $12,500 per quarter. During the three months ended March 31, 2020, the Company accrued $12,500 in consulting fees in connection to his agreement.

Mr. Daniel Rushford, former President

During the three months ended March 31, 2020, the Company’s former President cancelled 8,008,334 shares of common stock issued to settle debt of $25,265 and $25,000 in stock based compensation pursuant to an employee agreement. The cancellation resulted in a liability of unissued shares of $25,000 and an increase in related party liabilities of $25,265.

NOTE 12 – LONG TERM DEBT

As of March 31, 2020 and December 31, 2019, long term debt was comprised of the following:

	March 31,	December 31,
	2020	2019
Long term debt
Equipment lease	$—	$1,952
Equipment loan	115,614	115,614
Line of credit	98,772	96,664
Other loan term loans	59,791	93,657
Total long term debt	$274,177	$307,887

NOTE 13 – PREFERRED STOCK

On March 28, 2017, the Company filed an amendment to its articles of incorporation designating 20,000 shares of its authorized preferred stock, par value $0.001 as Series B Voting Preferred Stock. The Series B Voting Preferred Stock shall have the right to vote the shares on any matter requiring shareholder approval on the basis of 4 times the votes of all the issued and outstanding shares of common stock, as well as any issued and outstanding preferred stock.

On July 1, 2019, the Company filed a Certificate of Amendment to increase the number of authorized Series A Preferred Stock to 30,000,000, with a par value of $0.001. Each share of Preferred Series A Stock shall have a value of $10 per share and will convert into common stock at the closing price of the common stock on the date of conversion. The Series A stock shall have no voting rights on corporate matters, unless and until the Series A shares are converted into Common Shares, at which time they will have the same voting rights as all Common Shareholders have; their consent shall not be required for taking any corporate action.

Pursuant to the Merger Agreement dated November 22, 2019, the Company will issue $5,000,000 worth of Preferred Series A Stock to Mr. Lewis. The number of Preferred Series A shares to be issued is 500,000 shares at a price of $10.00 per share and convertible pursuant the conversion rights as specified in the Articles of Incorporation and Certificate of Designation for the Company. As of December 31, 2019, the shares had not been issued, and the Company recorded a liability for unissued shares in the amount of $500, goodwill of $2,289,884 and $2,289,334 to additional paid in capital.

During the three months ended March 31, 2020, 500,000 shares of Preferred Series A Shares were issued pursuant to the Merger Agreement, and a $500 liability for unissued shares was reclassed to equity.

As of March 31, 2020, 30,000,000 Series A Preferred shares and 1,000 Series B Preferred shares were authorized, of which 400,000 Series A shares were issued and outstanding, and 1,000 Series B shares were issued and outstanding.

NOTE 14 – COMMON STOCK

On April 22, 2019, the Company approved the authorization of a 1 for 3,000 reverse stock split of the Company’s outstanding shares of common stock. The Company’s financial statements have been retroactively adjusted for this stock split for all periods presented.

During the year ended December 31, 2019, the holder of a convertible note converted $1,148 of accrued interest and $500 in conversion fees into 400,000 shares of common stock. The common stock was valued at $5,077 based on the market price of the Company’s stock on the date of conversion.

On March 25, 2020, the Company filed a Certificate of Amendment to increase the number of authorized common shares from 5,000,000,000 to 10,000,000,000 with a par value of $0.001.

During the three months ended March 31, 2020, the Company’s former President cancelled 8,008,334 shares of common stock issued to settle debt of $25,265 and $25,000 in stock based compensation pursuant to an employee agreement. The cancellation resulted in a liability of unissued shares of $25,000 and an increase in related party liabilities of $25,265.

During the three months ended March 31, 2020, the holders of a convertible notes converted $46,346 of principal, $26,642 of accrued interest and $8,375 in conversion fees into 32,260,676 shares of common stock. The common stock was valued at $266,927 based on the market price of the Company’s stock on the date of conversion.

As of March 31, 2020, 10,000,000,000 were authorized, of which 34,595,672 shares are issued and outstanding.

Warrants

We account for common stock purchase warrants as derivative liabilities and debt issuance costs on the balance sheet at fair value, and changes in fair value during the periods presented in the statement of operations, which is revalued at each balance sheet date subsequent to the initial issuance of the warrant.

NOTE 15 – INCOME TAX

Deferred income taxes are determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company’s assets and liabilities. Deferred income taxes are measured based on the tax rates expected to be in effect when the temporary differences are included in the Company’s tax return. Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

The deferred tax asset and the valuation allowance consist of the following at March 31, 2020:

March 31,
2020
Net operating loss	$1,487,179
Statutory rate	21%
Expected tax recovery	312,208
Change in valuation allowance	(312,308)
Income tax provision	$—

Components of deferred tax asset:
Non-capital tax loss carry-forwards	312,308
Less: valuation allowance	(312,308)
Net deferred tax asset	$—

As of the date of this filing, the Company is current in filing their tax returns. The last return filed by the Company was December 31, 2018, and the Company has not accrued any potential penalties or interest from that period forward.

NOTE 16 – COMMITMENTS AND CONTINGENCIES

Distribution & Licensing Agreement

On November 19, 2019, the Company entered into a Distribution & Licensing Agreement with Bgreen Partners, Inc., a California Corporation. The Agreement provides exclusive rights to various cannabis and agricultural products inclusive of grow-containers and CBD Extraction Systems to be used for mobile processing. The IP and rights are valued at $4,000,000, based upon a five-year term. As consideration for the IP and rights, the Company issued 400,000 Preferred Series A shares at a price of $10.00 per share and convertible pursuant the conversion rights as specified in the Articles of Incorporation and certificate of designation for the Company.

Employee Agreement

On November 22, 2019, the Company entered into an Employment Agreement with Mr. Daniel Rushford. Mr. Rushford will receive an annual salary of $36,000 to be paid in equal monthly installments. Unpaid amounts will accrue annual interest of 6%. The term of the Consulting Agreement is for one year and is renewable upon mutual consent.

Lease

On January 1, 2018, the Company entered into a standard office lease for approximately 8,000 square feet of space, located in the Wolf Creek Industrial Building at 110 Spring Hill Dr. #10 Grass Valley, CA 95945. The lease has a term of 10 years, from January 1, 2018 through January 1, 2028, with a monthly rent of $4,861.

Service Agreement

On June 12, 2018, the Company entered into a preventative maintenance service agreement with Atlas Copco Compressions LLC. The agreement is for a period of 5 years, at a cost of $145.13 per month.

NOTE 17 – SUBSEQUENT EVENTS

Convertible Notes

On May 1, 2020, the Company entered in a Convertible Promissory Note in the amount of $90,000. The note will be funded in three tranches of $30,000 each, is unsecured and bears interest at 10% per annum. The maturity date for each tranche funded shall be twelve (12) months from the effective date of each payment.

On May 26, 2020, the Company entered in a Convertible Promissory Note in the amount of $15,000. The note is unsecured, bears interest at 10% per annum, and matures on May 26, 2021.

On June 3, 2020, the Company entered in a Convertible Promissory Note in the amount of $63,000. The note is unsecured, bears interest at 10% per annum, and matures on June 3, 2021.

Subsequent Issuances

During the period of April 1 to June 10, 2020, the holders of a convertible notes converted $218,981 of principal, accrued interest and conversion fees into 107,109,130 shares of common stock.

On May 19, 2020, 12,906 shares of Series A preferred stock were converted to 18,980,000 common shares in accordance with the conversion terms.

On May 22, 2020, 49,000 shares of Series A preferred stock were converted to 70,000,000 common shares in accordance with the conversion terms.

PART III EXHIBITS

EXHIBIT INDEX

Date of File
2.1	Articles of Incorporation	09/18/2015
2.2	Bylaws	09/18/2015
2.3	Articles of Incorporation Amendment (Authorized Share Increase) dated 9/2/2015	09/18/2015
2.4	Articles of Incorporation Amendment (Registered Agent Change) dated 01/07/2016	Herewith
2.5	Articles of Incorporation Amendment (Authorized Share Increase) dated 07/28/2016	10/20/2016
2.6	Articles of Incorporation Amendment (Authorized Share Decrease) dated 03/28/2017	04/17/2017
2.7	Articles of Incorporation Amendment (Authorized Share Increase) dated 11/13/2017	Herewith
2.8	Articles of Incorporation Amendment (Authorized Share Increase) dated 12/15/2017	Herewith
2.9	Articles of Incorporation Amendment (Authorized Share Increase) dated 02/08/2018	Herewith
2.10	Articles of Incorporation Amendment (Authorized Share Increase) dated 02/23/2018	Herewith
2.11	Articles of Incorporation Amendment (Authorized Share Increase) dated 05/01/2018	Herewith
2.12	Articles of Incorporation Amendment (Series A Designation) dated 10/31/2018	Herewith
2.13	Articles of Incorporation Amendment (Reverse Stock Split) dated 09/16/2019	Herewith
2.14	Articles of Incorporation Amendment (Authorized Share Decrease) dated 11/12/2019	Herewith
2.15	Articles of Incorporation Amendment (Name Change) dated 01/21/2020	04/06/2020
2.16	Articles of Incorporation Amendment (Authorized Share Increase) dated 03/27/2020	Herewith
6.1	Convertible Promissory Note with Auctus Fund LLC Dated 08/13/2018	11/08/2018
6.2	Distribution & Licensing Agreement Dated 11/19/2019	11/22/2019
6.3	Employment Agreement for Jeffrey Lewis Dated 11/22/2019	11/25/2019
6.4	Employment Agreement for Daniel Rushford Dared 11/22/2019	11/25/2019
7.1	Merger Asset Purchase Agreement Dated 11/22/2019	11/25/2019
11.1	Consent of Eilers Law Group P.A. (contained within Exhibit 12.1)	Herewith
11.2	Consent of BF Borgers CPA PC	Herewith
12.1	Opinion re legality of Eilers Law Group P.A.	Herewith

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Grass Valley, California on this 12th day of August 2020.

By:	/s/ Jef Lewis
Jef Lewis, CEO Principal Executive Officer Principal Accounting Officer Principal Financial Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Jef Lewis	8/12/2020
Jef Lewis, Director

By:	/s/ Samuel Berry	8/12/2020
Samuel Berry, Director